AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1997


                                                      REGISTRATION NO. 333-28719


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 5


                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             THE THAXTON GROUP, INC.
                (Name of registrant as specified in its charter)

         SOUTH CAROLINA                     6140                     57-0669498
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)   Classification Code Number)    Identification No.)

                              1524 PAGELAND HIGHWAY
                         LANCASTER, SOUTH CAROLINA 29721
                                 (803) 285-4336
          (Address and telephone number of principal executive offices)

                                KENNETH H. JAMES
                             THE THAXTON GROUP, INC.
                              1524 PAGELAND HIGHWAY
                         LANCASTER, SOUTH CAROLINA 29721
                                 (803) 285-4336
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                               BARNEY STEWART III
                             MOORE & VAN ALLEN, PLLC
                        100 NORTH TRYON STREET, FLOOR 47
                      CHARLOTTE, NORTH CAROLINA 28202-4003

         Approximate date of proposed sale to the public: To commence as soon as practicable after this Registration Statement becomes effective.
         If the securities being registered on this form are being offered in connection without the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CROSS REFERENCE SHEET
                  SHOWING THE LOCATION IN THE PROSPECTUS OF THE
                  RESPONSES TO THE ITEMS OF PART I OF FORM S-4

FORM S-4 ITEM                                                     LOCATION IN THE PROSPECTUS
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus...................    Outside front cover page; facing page
 2.  Inside Front and Outside Back Cover
     Pages of Prospectus......................................    Available Information; Outside back cover page
 3.  Risk Factors, Ratio of Earnings to Fixed Charges
     and Other Information....................................    Prospectus Summary; Risk Factors
 4.  Terms of the Transaction.................................    Terms of the Offering; Material Differences Between the
                                                                  Common Stock and the Series A Preferred Stock
 5.  PRO FORMA Financial Information..........................    Not Applicable
 6.  Material Contracts With the Company Being Acquired.......    Not Applicable
 7.  Additional Information Required for Reoffering by
     Persons and Parties Deemed to be Underwriters............    Not Applicable
 8.  Interests of Named Experts and Counsel...................    Legal Matters; Experts
 9.  Disclosure of Commission Position on Indemnification
     For Securities Act Liabilities...........................    Description of the Capital Stock
10.  Information With Respect to S-3 Registrants..............    Not Applicable
11.  Incorporation of Certain Information by Reference........    Not Applicable
12.  Information With Respect to S-2 or S-3 Registrants.......    Not Applicable
13.  Incorporation of Certain Information by Reference........    Not Applicable
14.  Information With Respect to Registrants Other Than
     S-2 or S-3 Registrants...................................    Selected Consolidated Financial Data; Management's
                                                                  Discussion and Analysis of Financial Condition and Results
                                                                  of Operations; Business; Market for the Common Stock and
                                                                  Related Shareholder Matters; Financial Statements
15.  Information With Respect to S-3 Companies................    Not Applicable
16.  Information With Respect to S-2 or S-3 Companies.........    Not Applicable
17.  Information With Respect to Companies Other
     Than S-2 or S-3 Companies................................    Not Applicable
18.  Information if Proxies, Consents or Authorizations Are to
     be Solicited.............................................    Not Applicable
19.  Information if Proxies, Consents or Authorizations Are Not
to be Solicited...............................................    Terms of the Offering; Principal and Management
                                                                  Shareholders; Management; Certain Transactions

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1997


                                 400,000 SHARES


                             THE THAXTON GROUP, INC.


                   7.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

         This Prospectus relates to up to 400,000 shares of Series A 7.5% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") issuable upon the exercise of subscription rights (the "Rights") offered by The
Thaxton Group, Inc. (the "Company") to holders of its common stock (the "Common Stock"). Subject to a maximum of 400,000 shares of Series A Preferred Stock issuable upon exercise of the Rights, each Right entitles the holder of Common Stock, for each share he owns, to purchase two shares of Series A Preferred Stock by tendering to First Union National Bank (the "Depositary") one share of Common Stock and $10 in cash. For example, the record holder of 100 shares of Common Stock may purchase up to 200 shares of Series A Preferred Stock by tendering 100 shares of Common Stock and $1,000 in cash to the Depositary. The rights offering (the "Offering") will terminate at 5:00 p.m. Charlotte, North Carolina time on December 12, 1997, unless extended by the Company (the "Expiration Date"). James D. Thaxton, the Company's largest shareholder, has informed the Company that he will tender 10,000 shares of Common Stock in the Offering. All other officers and directors have informed the Company that they will tender a total of 50,000 shares of Common Stock in the Offering. See "Terms of the Offering."


         Each share of Series A Preferred Stock will be convertible, at the option of the holder, into one share of Common Stock at any time during the five-year period beginning on January 1, 1998. The Company, at its option, may redeem all or a portion of the Series A Preferred Stock at any time after December 31, 1999 for $15 per share. See "Description of Capital Stock."

         A shareholder desiring to participate in the Offering should either (1) complete and sign the Letter of Transmittal accompanying this Prospectus in accordance with the instructions thereon and mail or deliver it with certificates representing the shares of Common Stock tendered upon exercise of the Rights and the appropriate cash payment to the Depositary or (2) request his broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for him. Letters of Transmittal delivered to the Depositary may be withdrawn at any time prior to 5:00 p.m., Charlotte, North Carolina time, on the Expiration Date, and, unless theretofore accepted by the Company as provided therein, may also be withdrawn at any time after January 12, 1998. Payments and certificates for shares of Common Stock delivered to the Depositary will be held in escrow by the Depositary until the Expiration Date and acceptance of subscriptions by the Company. In the event that Rights are exercised for more than 400,000 shares of Series A Preferred Stock, shares of Series A Preferred Stock will be allocated among participating shareholders as nearly as may be PRO RATA, disregarding fractions, according to the number of shares subscribed for by shareholders participating in the Offering. Excess cash payments and certificates for excess shares of Common Stock tendered by participating shareholders will be promptly returned by the Depositary to participating shareholders in the event of an oversubscription. Certificates for shares of Series A Preferred Stock will be delivered to participating shareholders promptly after the Expiration Date.
         THE SERIES A PREFERRED STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, INCLUDING THE FACT THAT NO MINIMUM NUMBER OF RIGHTS IS REQUIRED TO BE EXERCISED IN THE OFFERING AND NO ASSURANCE CAN BE GIVEN THAT ANY PARTICULAR NUMBER OF RIGHTS
WILL BE EXERCISED.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------- ------------------ ------------------ -------------------
                                                               Price to                             Proceeds to
                                                                Public         Commissions(1)        Company(2)
---------------------------------------------------------- ------------------ ------------------ -------------------
Per Share...........................................            $10.00               $0                $10.00
---------------------------------------------------------- ------------------ ------------------ -------------------
Total...............................................          $2,000,000             $0              $2,000,000
---------------------------------------------------------- ------------------ ------------------ ===================

(1) No commissions or other compensation will be paid for soliciting participants in the Offering. See "Terms of the Offering -- Plan of Distribution."
(2) Before deducting expenses, payable by the Company, estimated to be $58,000. One-half, or 200,000, of the shares of Series A Preferred Stock offered hereby are offered in exchange for an equal number of shares of Common Stock. The remaining 200,000 shares of Series A Preferred Stock offered hereby will be sold for cash.

                 The date of this Prospectus is November 12, 1997.

         "Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State."

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER "RISK FACTORS" WHICH BEGINS ON PAGE 4. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS
     AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), INCLUDING STATEMENTS REGARDING, AMONG OTHER ITEMS, (I) THE COMPANY'S BUSINESS AND ACQUISITION STRATEGIES, (II) THE USE OF THE PROCEEDS OF THE OFFERING, (III) THE COMPANY'S FINANCING PLANS, AND (IV) INDUSTRY AND OTHER TRENDS AFFECTING
     THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS. THESE FORWARD-LOOKING STATEMENTS ARE BASED LARGELY ON MANAGEMENT'S EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS DESCRIBED IN THIS PROSPECTUS, INCLUDING GENERAL ECONOMIC CONDITIONS, PREVAILING
     INTEREST RATES, COMPETITIVE FACTORS, AND THE ABILITY OF THE COMPANY TO CONTINUE ITS BUSINESS AND ACQUISITION STRATEGIES. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THERE CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS PROSPECTUS WILL IN FACT TRANSPIRE. SEE "RISK FACTORS," "USE OF PROCEEDS," "BUSINESS," AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                   THE COMPANY

         The Company is a diversified consumer financial services company. Its primary line of business is purchasing and servicing retail installment contracts generated from the sale of used automobiles by independent dealers ("Automobile Sales Contracts"). The Company also makes and services personal loans ("Direct Loans") to persons with limited credit histories, low incomes, or past credit problems ("Non-prime Borrowers"). The Company presently purchases Automobile Sales Contracts and/or makes Direct Loans in Georgia, North Carolina, South Carolina, Tennessee, and Virginia under the name "TICO Credit Company." Under the name "TICO Premium Finance Company" in North Carolina and South Carolina and "Eagle Premium Finance Company" in Virginia, the Company finances insurance premiums, primarily for personal lines of insurance purchased by Non-prime Borrowers through independent agents ("Premium Finance Contracts"). The Company also sells, on an agency basis, various credit-related insurance products in conjunction with the purchase of Automobile Sales Contracts or the making of Direct Loans and, through its subsidiary, Thaxton Insurance Group, Inc. ("Thaxton Insurance"), sells on an agency basis, various lines of property and casualty, life, and accident and health insurance. The Company recently entered the mortgage brokerage business and began originating mortgage loans for Non-prime Borrowers in selected markets during 1997.

         The non-prime consumer credit industry is highly fragmented, consisting of many national, regional, and local competitors. Many lenders, including most lenders providing automobile financing, tend to avoid or do not consistently serve borrowers with credit histories that do not meet the stringent, objective credit review standards used by traditional lenders. Since 1985, the Company has specialized in serving Non-prime Borrowers and has developed considerable expertise in applying both objective and subjective credit evaluation procedures and controlling processing and collection costs, which are significantly higher on credit extended to Non-prime Borrowers.

         There are two primary components of the Company's business strategy. The first is expansion of its portfolio of finance receivables. The Company intends to execute this strategy by increasing the volume of Automobile Sales Contracts purchased and Direct Loans originated by its existing finance offices and by opening new finance offices. In deciding where to open new finance offices, the Company will concentrate on smaller urban areas where the Company generally is able to hire experienced managers who are familiar with local market conditions and have existing relationships with local independent dealers. The second component of the Company's business strategy is diversification into other financial services businesses. In the past 12 months the Company has entered the insurance brokerage business by purchasing a multi-office insurance broker and entered the mortgage banking business. The Company is actively seeking to enter other financial services businesses by acquisition or start-up. The Company believes that its large customer base in the insurance brokerage and lending business offers significant cross-selling opportunities.

         The Company's executive offices are located at 1524 Pageland Highway, Lancaster, South Carolina 29721, and its telephone number is (803) 285-4336. The Company has a total of 23 finance offices, with 15 located in South Carolina, three in Virginia, two each in North Carolina and Georgia, and one in Tennessee, 19 insurance offices, with 12 located in South Carolina and seven located in North Carolina, and two mortgage offices, with one in North Carolina and the other in South Carolina. The Company currently plans to open one additional finance office in 1997 and at least two finance offices in 1998 either in the states where the Company currently operates or in one or more adjacent southeastern states.


                                 THE OFFERING


     The Company is offering up to 400,000 shares of Series A Preferred Stock issuable upon the exercise of Rights offered with this Prospectus to holders of its Common Stock. Subject to a maximum of 400,000 shares of Series A Preferred Stock issuable upon the exercise of the Rights, each Right entitles the holder of Common Stock, for each share he owns, to purchase two shares of Series A Preferred Stock by tendering to the Depositary one share of Common Stock and $10 in cash. The Rights are not transferable separately from the Common Stock. See "Terms of the Offering."


     Series A Preferred Stock offered in the Offering (maximum)....................    400,000 shares (1)
     Series A Preferred Stock to be outstanding after the Offering (maximum).......    400,000 shares (1)
     Common Stock outstanding prior to the Offering................................  3,919,983 shares
     Common Stock outstanding after the Offering (maximum).........................  3,719,983 shares (1)
     Use of proceeds...............................................................  Temporary repayment of debt
     Expected termination date of the Offering.....................................  December 12, 1997

-------------
(1) No minimum number of Rights is required to be exercised in the Offering and there can be no assurance that any particular number of Rights will be exercised.


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION



                                                                         SIX MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,               JUNE 30,
                                   ------------------------------      ---------------------
                                      1994      1995       1996           1996       1997
---------------------------------- ---------- --------- ---------      ---------- ----------
                                                 (dollars in thousands)
INCOME STATEMENT DATA:
Net interest income.............     $4,319     $6,197    $9,319          $4,546     $5,374
Provision for credit losses.....        481        890     3,593             846      1,539
Net interest income after
    provision for credit losses.      3,658      5,307     5,726           3,700      3,835
Insurance commissions, net......      3,354      4,618     5,893           2,692      2,530
Other income....................        361        579       986             555        650
Operating expenses..............      6,246      8,767    11,974           5,693      6,099
Income tax expense..............        464        664       247             471        329
Net income......................        663      1,073       384             783        587
Net income per common share.....       0.20       0.31      0.09            0.19       0.15

                                          AT DECEMBER 31,               AT JUNE 30,
                                   ------------------------------
                                     1994      1995       1996          1996       1997
---------------------------------- ---------- --------- ---------   ---------- ----------
                                                 (dollars in thousands)
BALANCE SHEET DATA:
Finance receivables.............  $22,450   $47,900    $63,107        $57,691    $69,672
Unearned income.................   (5,037)  (10,823)   (14,366)       (13,100)   (15,814)
Allowance for credit losses.....     (424)     (783)    (2,195)        (1,131)    (2,390)
Finance receivables, net........   16,989    36,294     46,546         43,460     51,468
Total assets....................   21,577    46,760     56,681         51,690     62,708
Total liabilities...............   19,384    40,443     50,310         44,864     55,789
Shareholders'  equity...........    2,373     6,316      6,371          6,826      6,919


                              RECENT DEVELOPMENTS

     For certain information regarding the Company's results of operations for the quarter and nine months ended September 30, 1997, see "Risk Factors--Third
Quarter Increase in Loss Experience; Anticipated Impact on Results of
Operations" and Management's Discussion and Analysis of Financial Condition and
Results of Operations--Recent Developments."

                                       3


                                  RISK FACTORS

         IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK
FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS
BUSINESS BEFORE EXERCISING THE RIGHTS TO PURCHASE THE SERIES A PREFERRED STOCK.


         IMPACT OF CREDIT LOSSES ON PROFITABILITY. The non-prime consumer credit market is comprised of borrowers who are deemed to be relatively high credit risks due to various factors. These factors include, among other things, the manner in which they have handled previous credit, the absence or limited extent of prior credit history, and limited financial resources. Consequently, the Company's Direct Loans and Automobile Sales Contracts, relative to prime consumer loans and retail installment contracts, involve a significantly higher probability of default and greater servicing and collection costs. The Company's profitability depends upon its ability to properly evaluate the creditworthiness of Non-prime Borrowers, to maintain adequate security for Automobile Sales
Contracts, and to efficiently service and collect its portfolio of finance receivables. No assurance is given that the credit performance of the Company's customers will be maintained or that the rate of future defaults and/or losses will be consistent with prior experience or at levels that will maintain the Company's profitability. Delinquency rates related to consumer lending and automobile financing are significantly influenced by general economic conditions, such as the rate of unemployment, and, if economic conditions in the Company's markets should deteriorate, the Company anticipates that is delinquency rates would likely increase.

         THIRD QUARTER LOSS EXPERIENCE; ANTICIPATED IMPACT ON RESULTS OF
OPERATIONS. Based upon the Company's loss experience during the quarter ended
September 30, 1997, management has recorded a significant increase in the Company's allowance for credit losses resulting in an allowance of approximately
$3.4 million at September 30, 1997. This increase in the allowance for credit losses was due to a substantial increase in net charge-offs to approximately
$1.3 million for the quarter ended September 30, 1997 compared to $1.3 million for the first six months of 1997. Accordingly, management expects that the provision for credit losses to be charged against income for the third quarter will be approximately $2.4 million and that the increased provision will result in a net loss of approximately $780,000 and $193,000, respectively, for the quarter and the nine months ended September 30, 1997. Notwithstanding the increase in the provision for credit losses and corresponding increase in the allowance for credit losses to be made in the third quarter of 1997, no assurance can be given that credit losses in excess of such reserves will not occur in the future. A significant variation in the timing or magnitude of credit losses on the Company's finance receivable portfolio in future periods similar to that experienced during the quarter ended September 30, 1997 would have a material adverse effect on the Company's profitability. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations--Recent
Developments and "Credit Loss Experience."

         RISK ASSOCIATED WITH EXPANSION OF AUTOMOBILE SALES FINANCE OPERATIONS.
The Company's past growth has been due to, and its growth strategy depends to a large extent on, the opening of new finance offices that focus primarily on purchasing Automobile Sales Contracts in markets not previously served by the Company. The Company's future expansion of its finance office network depends primarily upon the Company's ability to attract and retain qualified and experienced finance office managers and the ability of such managers to develop relationships with independent dealers serving those markets. The Company typically does not open a new finance office until it has located and hired a qualified and experienced individual to manage it. Although management believes the Company can attract and retain qualified and experienced managers as it proceeds with expansion into new markets, no assurance is given that it will be successful in doing so. In addition, the success of the Company's expansion strategy is dependent upon the Company's ability to maintain credit quality and administration as it seeks to increase the number of Automobile Sales Contracts generated by existing and new finance offices. No assurance is given that it will be successful in doing so. Although the Company intends to remain a diversified consumer financial services company, it is pursuing a growth strategy that is focused primarily upon expanding its portfolio of Automobile
Sales Contracts. The Company's prospects of successfully executing this strategy must be considered in light of the risks described above which are attendant to expansion of its Automobile Sales Contract portfolio. See "Business -- Business and Growth Strategy."

         NO ACTIVE AND LIQUID TRADING MARKET; POSSIBLE VOLATILITY OF STOCK
PRICE. Prior to the Offering, there has been no market whatsoever for the Series
A Preferred Stock and no active and liquid trading market for the Common Stock.
The exercise price for the Rights and the ratio for conversion of the Series A
Preferred Stock into Common Stock was determined by the Board of Directors of the Company based upon consideration of several factors, including the Company's operating history and financial condition, its prospects following the intended use of the proceeds of the Offering, the consumer financial services industry in general, and various other factors. Accordingly, the exercise price of the Rights may not bear a direct relationship to their market value and no assurance is given that the Series A Preferred Stock can be resold at a price derived from the exercise price or at any other price. It is unlikely that an active and liquid trading market for the Series A Preferred Stock will develop after the Offering. Therefore, investors should have a long-term investment intent and consider the illiquid nature of the Series A Preferred Stock. The only trading market that currently exists for the Common Stock, and the only trading market that is likely to exist for the Series A Preferred Stock and the Common Stock immediately after the Offering, will be the over-the-counter market quoted in the OTC Bulletin Board Service operated by the National
Association of Securities Dealers, Inc. (the "NASD"). The trading markets for securities quoted in the OTC Bulletin Board Service typically lack the depth, liquidity, and orderliness required to maintain an active market in the trading of such securities. The current illiquidity of the trading market for the Common Stock is likely to become even more illiquid to the extent that shareholders exercise the Rights and the number of outstanding shares of Common Stock held by non-affiliates of the Company is thereby decreased. See
"Market Price for the Common Stock and Related Shareholder Matters." The trading price of the Series A Preferred Stock and the Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, announcements by the Company, its competitors, and others, general trends and regulatory developments in the consumer financial services industry, and other factors, including the potential sale of substantial amounts of the Common Stock to the public by existing shareholders. See "Securities Eligible for Future Sale." In addition, in recent years the stock market has experienced large price and volume fluctuations which often have been unrelated to the operating performance of specific companies or market segments.

         NO MINIMUM NUMBER OF RIGHTS REQUIRED TO BE EXERCISED. In reviewing the information set forth under the headings "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," shareholders should note that no minimum number of Rights are required to be exercised in the Offering and no assurance is given that any particular number of Rights will be exercised.


         INCREASES IN INTEREST RATES. While the Company's finance receivables bear interest at fixed rates, which in some instances are subject to a legal maximum, the Company generally finances these receivables by incurring indebtedness with floating interest rates. As a result, the Company's interest expense generally will increase during periods of rising interest rates while its interest income remains constant, thereby decreasing net interest rate spreads and adversely affecting the Company's profitability. See "Management's
Discussion and Analysis of Financial

                                       4

Condition and Results of Operations -- Profitability." The Company currently does not hedge its interest rate exposure.

         KEY MANAGEMENT. The Company's success depends in large part on the continued service of its senior management, including James D. Thaxton, Chairman of the Board, President, and Chief Executive Officer, and Robert L. Wilson,
Executive Vice President and Chief Operating Officer. The Company maintains key employee insurance in the amount of $1,000,000 on the life of Mr. Wilson but maintains no such insurance on the life of Mr. Thaxton. Neither Mr. Thaxton nor Mr. Wilson is subject to an employment agreement with the Company, although in December 1995, Mr. Wilson received a grant of restricted Common Stock that vests over a ten-year period. See "Management -- Executive Compensation." The loss of either Mr. Thaxton or Mr. Wilson may have a material adverse effect on the Company's business.

       COMPETITION. The business of acquiring and purchasing Automobile Sales
Contracts is highly fragmented and competitive. Historically, commercial banks, savings institutions, credit unions, financing affiliates of automobile manufacturers, and other lenders providing traditional consumer financing have not consistently served the non-prime segment of the consumer finance market.
Recently, however, some bank holding companies have acquired used automobile finance companies in an effort to recapture some of the customers their bank subsidiaries have rejected on the basis of rigid credit scoring systems. In addition, there are numerous nontraditional consumer finance sources serving this market, including a number of companies that have recently completed initial public offerings of common stock, the proceeds from which are to be used, at least in part, to fund expansion and support increased purchases of Automobile Sales Contracts. The Company believes that its primary competitor in the automobile sales finance and consumer loan business is TransSouth Financial
Corporation, which operates in most of the Company's markets. The Company also competes with numerous regional consumer finance companies. Many of these competitors or potential competitors, including TransSouth Financial
Corporation, have significantly greater resources than the Company and have preexisting relationships with independent dealers in the Company's markets. Any increased competition from these or other sources of credit for Non-prime
Borrowers may limit the Company's ability to execute its business and growth strategy and could have a material adverse effect on the Company. Such competition could result in a reduction in the interest rates earned on Automobile Sales Contracts and Direct Loans or in the dealer reserve the Company is able to obtain when it purchases an Automobile Sales Contract. See "Business
-- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."

         The premium finance business also is highly competitive. Because interest rates are highly regulated, competition is based primarily on customer service, response time, and down payment amounts. There are numerous independent finance companies specializing in premium finance for personal lines of insurance. In addition, many independent insurance agencies finance premiums for their customers either directly or through an affiliate. Some bank holding companies have subsidiaries that finance premiums on insurance sold by other subsidiaries of the holding company as well as by independent agents. Any increased competition from these or other providers of premium finance may limit the Company's ability to execute its business and growth strategy and could have a material adverse effect on the Company.

         Competition in the independent insurance agency business is intense.
There are numerous other independent agencies in most of the markets where the Company's insurance offices are located. There are also direct agents for various insurers operating in some of these markets. The Company competes primarily on the basis of service and convenience. The Company attempts to develop and maintain long-term customer relationships through low employee turnover and responsive service representatives and offers a broad range of insurance products underwritten by reputable insurance companies. Any increased competition from other providers of insurance products may limit the Company's ability to execute its business and growth strategy and could have a material adverse effect on the Company.



         REGULATION. The Company's business is subject to various state and federal laws which require licensing and qualification. These laws may regulate, among other things, (i) the maximum interest rate that may be charged to borrowers on Automobile Sales Contracts, Direct Loans, and Premium Finance
Contracts, (ii) the sale and type of insurance products offered by the insurers for which the Company acts as agent, (iii) the Company's rights to repossess and sell collateral, and (iv) virtually all aspects of the premium finance business.
An adverse change in these laws or the adoption of new laws could have a material adverse effect on the Company's business by limiting the interest and fee income the Company can generate on existing and additional finance receivables, limiting the states in which the Company may operate, or restricting the Company's ability to realize the value of collateral securing its finance receivables. Moreover, a reduction in existing statutory maximum interest rates or the imposition of statutory maximum interest rates below those presently charged by the Company in unregulated jurisdictions would directly impair the Company's profitability. In addition, an adverse change in the maximum permissible interest rates that may be charged to borrowers in markets into which the Company may consider expanding could reduce the attractiveness of such markets, thereby limiting the expansion opportunities of the Company. The
Company is not aware of any such material pending legislation in the markets it currently serves or in the markets it has targeted for expansion. An adverse change in, modification to, or clarification of any of these laws or regulations, or judicial interpretations as to whether and in what manner such laws or regulations apply to Automobile Sales Contracts and Direct Loans purchased or originated by the Company, also could result in potential liability related to Automobile Sales Contracts previously purchased and could have a material adverse effect on the Company's financial condition and results of operations. In addition, due to the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances, industry participants frequently are named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. See
"Business -- Regulation."

         GEOGRAPHIC CONCENTRATION. The Company's finance and insurance offices are located primarily in South Carolina. The Company's profitability may be disproportionately affected by the general economic conditions of and regulatory changes in South Carolina. The Company believes, but no assurance is given that, such geographic concentration will decrease in the future as result of its growth strategy, which includes the possibility of further expansion into adjacent southeastern states. See "Business -- Business and Growth Strategy."

         RISKS OF PREMIUM FINANCE BUSINESS. The collateral for Premium Finance
Contracts is the unearned portion of the premium paid to the insurance carrier.
The smaller the percentage that the customer's down payment represents of the total premium due, the greater the Company's risk of loss is if inefficiencies in servicing the loan result in the Company's failure to cancel the insurance policy and seek a return of the unearned portion of the premium in a timely manner or the insurance company files for bankruptcy. To reduce its risk of loss, the Company generally requires a down payment of between 20% and 50% of the premium financed. To reduce the risk of loss from the insolvency of an insurance company, the Company has adopted a policy of insuring premiums only on personal lines of insurance obtained from insurance companies with a rating of C+ or better from A.M. Best & Company, except for policies issued by insurance companies participating in state-guaranteed reinsurance facilities. Neither the independent insurance agents who sell insurance to individuals for whom the Company finances premiums nor the insurance companies have any liability under the Premium Finance Contract to the Company in the event of a payment default.
See "Business -- Premium Finance Business."

         DEPENDENCE ON THE REVOLVING CREDIT FACILITY. The Company depends primarily on borrowings under a revolving credit facility (the "Revolving Credit
Facility") extended by FINOVA Capital Corporation ("Finova") to finance purchases of Automobile Sales Contracts, to fund the origination of Direct Loans and Premium Finance Contracts, and to carry these receivables until they are repaid and/or funded by the Company's other capital resources. The Company's ability to obtain a successor facility or similar financing will depend upon, among other things, the willingness of financial organizations to participate in funding Non-prime Borrower credit organizations and the Company's financial condition and results of operations. No assurance can be given that the Company will


                                       6


continue to comply with the terms of such facilities or to extend the commitment terms thereof. Although the Company believes that other financing would be available, no assurance can be given that successor financing will be available to the Company when needed and on similar terms. The Revolving Credit Facility is a $100 million credit line which is used by the Company primarily to purchase
Automobile Sales Contracts and to originate Direct Loans and Premium Finance
Contracts. At June 30, 1997, borrowings of $45.4 million were outstanding under the Revolving Credit Facility. The facility expires on August 31, 1999. See
"Business -- Financing" and "Management's Discussion and Analysis of Financial
Condition and Results of Operations -- Liquidity and Capital Resources."


         CONTROL BY EXISTING SHAREHOLDER. James D. Thaxton, the Company's Chief
Executive Officer, President, and Chairman of the Board, beneficially owns approximately 80% of the outstanding shares of Common Stock. As a result, Mr.
Thaxton is able to elect all of the Company's directors, amend the Company's articles of incorporation, effect a merger, sale of assets, or other business acquisition or disposition, and otherwise effectively control the outcome of other matters requiring shareholder approval. See "Principal and Management
Shareholders."


         RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS. The Company recently completed the acquisition of Thaxton Insurance, an affiliated insurance agency.
As part of its growth strategy, the Company may pursue acquisitions of other independent consumer finance companies, insurance agencies, or related companies. The Company does not currently have any agreement, proposal, understanding, or arrangement regarding any particular material acquisition.
With respect to any future acquisitions, no assurance is given that the Company will be able to locate or acquire suitable acquisition candidates, or that any businesses which are acquired can be effectively and profitably integrated into the Company. In order to provide funds for any acquisitions, the Company will likely need to incur, from time to time, additional indebtedness and to issue, in public or private transactions, equity and debt securities. The availability and terms of any such financing will depend on market and other conditions, and no assurance is given that such additional financing will be available on terms acceptable to the Company, if at all. Moreover, the issuance of equity securities, or securities convertible into equity securities, in connection with such acquisitions could cause the holdings of existing shareholders to be diluted. See "Business -- Business and Growth Strategy."

         ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF OTHER SERIES OF
PREFERRED STOCK. The Company's Amended and Restated Articles of Incorporation
(the "Articles") and Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Series A Preferred Stock and the Common
Stock. In addition, the Articles authorize the Board of Directors to designate and issue up to 3,560,000 additional shares of preferred stock. The Board of Directors is empowered to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of these shares without any further vote or action by the shareholders of the Company. The rights of the holders of Series A Preferred Stock and Common Stock may be subject to, and adversely affected by, the rights of the holders of any preferred stock that is issued in the future. The issuance of such preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of the outstanding voting stock of the Company. See "Description of Capital Stock."


         RESTRICTIONS ON THE PAYMENT OF DIVIDENDS. The Company intends to declare and pay cash dividends on the Series A Preferred Stock, at the annual rate of 7.5%, on a quarterly basis. However, the ability of the Company to declare and pay such dividends will depend upon its financial condition, cash requirements, future prospects, and other factors deemed relevant by the Board of Directors. See "Dividend Policy" and "Description of Capital Stock --
Preferred Stock."


         SHARES ELIGIBLE FOR FUTURE SALE. Sale of a substantial number of shares of the Series A Preferred Stock or the Common Stock to the public following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Series A Preferred Stock and the Common Stock. See
"Securities Eligible for Future Sale."


                                       7

                              TERMS OF THE OFFERING

GENERAL
         Holders of the Common Stock are hereby granted Rights to purchase up to 400,000 shares of Series A Preferred Stock. Subject to the maximum of 400,000 shares of Series A Preferred Stock issuable upon exercise of Rights, holders of Common Stock, for each share they own, may purchase two shares of Series A Preferred Stock by tendering to the Depositary one share of Common
Stock and $10 in cash. For example, subject to proration in the event the Offering is oversubscribed, a holder of 100 shares of Common Stock may purchase up to 200 shares of Series A Preferred Stock by tendering 100 shares of Common
Stock and $1,000 in cash to the Depositary. The Offering will terminate at 5:00 p.m. Charlotte, North Carolina time on December 12, 1997. Subject to compliance with applicable law, the Company reserves the right to extend the Expiration
Date by giving notice of such extension to the Depositary and making a public announcement thereof.

EXERCISE OF RIGHTS

         To exercise Rights, shareholders must deliver the following to the Depositary:

         1. A completed Letter of Transmittal in the form that accompanies this Prospectus.

         2. A stock certificate representing the shares of Common Stock being tendered to exercise Rights. If the certificate(s) delivered to the Depositary represent more shares of Common
                Stock than are being tendered to exercise Rights, the Depositary will promptly reissue a new certificate representing the shares of Common Stock not being tendered promptly after the Expiration Date.

         3.     Payment of the required amount of cash to exercise rights.

         These items should be delivered to the Depositary at the address specified below:

                            FIRST UNION NATIONAL BANK
                    SHAREHOLDER SERVICES ADMINISTRATION, 3C3
                           1525 WEST W.T. HARRIS BLVD.
                            CHARLOTTE, NC 28288-1153
                            ATTENTION: MYRON O. GRAY

CASH PAYMENT

         Prospective purchasers must submit with a completed Letter of Transmittal full payment of the cash required to exercise Rights. All checks or other payment instruments for the required cash payment should be made payable to "FIRST UNION NATIONAL BANK, AGENT FOR THE THAXTON GROUP, INC." Cash payments received from shareholders will be placed in a noninterest-bearing escrow account with the Depositary and, accordingly, will not be available for use by the Company until immediately after the Expiration Date. If for any reason the Offering is terminated, escrowed funds will be returned without interest promptly after terminate the Offering.


EXERCISE PRICE OF THE RIGHTS

         The Company is hereby offering to sell to the holders of its Common
Stock up to 400,000 shares of Series A Preferred Stock upon exercise of the Rights. The exercise price of each Right consists of one share of Common Stock and $10 in cash for two shares of Series A Preferred Stock. The exercise price of the Rights and the dividend rate, redemption price, conversion ratio, and other terms of the Series A Preferred Stock were determined by the Board of Directors of the Company without the benefit of reference to anymarket whatsoever for the Series A Preferred Stock, an active and liquid trading market for the Common Stock, or a valuation conducted specifically for the purpose of the Offering. The Board of Directors determined the exercise price of the Rights and the terms of the Series A Preferred Stock following consideration of several factors, including the Company's operating history and financial condition, its prospects following the intended application of the estimated net cash proceeds from the Offering, the prospects of the consumer financial services industry in general, and other factors deemed relevant by the Board of Directors.
Consequently, the exercise price of the Rights

                                       8

should not be viewed as having been determined on the basis of the Company's earnings, book value, or any other objective standard of worth.



OVERSUBSCRIPTION; PRORATION

         In the event Rights are exercised for more than 400,000 shares, shares of Series A Preferred Stock will be allocated among participating shareholders as nearly as may be PRO RATA, disregarding fractions, in the proportion that each such shareholders' subscription bears to the total of all subscriptions submitted. For example, if subscriptions received prior to the Expiration Date from all participating shareholders total 500,000 shares, a holder who submitted a subscription for 5,000 shares (one percent of the total number of shares subscribed) would be allocated 4,000 shares of Series A Preferred Stock (one percent of the total number of shares available). In the event of an oversubscription, excess cash payments and excess shares of Common Stock tendered by participating shareholders will be promptly returned by the Depositary after the Expiration Date, without interest, to participating shareholders.


WITHDRAWAL RIGHTS

         Letters of Transmittal may be withdrawn at anytime prior to the Expiration Date and, unless theretofore accepted by the Company, may also be withdrawn at anytime after 12:00 a.m., Charlotte, North Carolina time, on January 12, 1998. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, or facsimile transmission form and must be received in a timely manner by the Depositary at the address set forth above under the heading "--Exercise of Rights." Any such notice of withdrawal must specify the name of the shareholder exercising the Rights, the name of the registered holder, if different from that of the person who exercised such Rights, the number of shares of Common Stock tendered, and the number of shares of Common
Stock to be withdrawn. If certificates for shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the holder exercising the Rights must also submit the serial number shown on the particular certificates for shares of Common Stock to be withdrawn and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company.
Neither the Company, the Depositary, nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal nor will any of them incur any liability for failure to give any such notice. All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Withdrawals may not be rescinded and any shares of Common Stock withdrawn will thereafter be deemed not properly tendered for purposes of the Offering unless such withdrawn shares are properly retendered prior to the Expiration Date by again following the procedures described above under the heading "- Exercise of Rights."

BACKGROUND AND REASONS FOR THE OFFERING


         In connection with its deliberations regarding the Company's financing alternatives, the Board of Directors determined that it would be appropriate and in the best interest of the Company to extend an opportunity to the Company's existing shareholders to participate in the Offering. The primary factors considered in reaching this decision were (i) a desire to recognize the continuing commitment to the Company demonstrated by the holders of its Common Stock by allowing them to exchange a limited number of common shares for a more senior security through the exchange component of the Offering and
(ii) the desire to raise additional capital with the sale of additional shares of Series A Preferred Stock through the cash component of the Offering.
Shareholder approval of the rights offering is not required.


PLAN OF DISTRIBUTION



         The Offering will be conducted by one or more of the Company's officers and directors, none of whom will receive compensation in connection with any offers or sales of the Series A Preferred Stock. There are no underwriters or solicitors involved in the Offering.



ACCOUNTING TREATMENT OF THE OFFERING

         The shares of Common Stock surrendered in the Offering will be treated as having been repurchased by the Company for $10 per share and the shares of Series A Preferred Stock issued in the Offering will be treated as having been sold for $10 per share.

                                       9

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The Company has received an opinion from its counsel, Moore & Van
Allen, PLLC, to the effect that the Offering will result in a tax-free recapitalization of the Company for federal income tax purposes (the "Opinion").
Accordingly, the surrender by a shareholder of shares of Common Stock for shares of Series A Preferred Stock pursuant to the Offering will not result in the recognition of taxable gain or loss for federal income tax purposes. The shareholder's tax basis in the Series A Preferred Stock received in the Offering will be equal to the shareholder's tax basis in the Common Stock surrendered in the exchange, plus the cash paid to the Company.

         The Opinion notes that it is possible that the Series A Preferred Stock received in exchange for Common Stock will be "Section 306 stock." Subject to certain exceptions, all or part of the amount received by a selling shareholder pursuant to a sale, redemption, or other taxable disposition of Section 306 stock will be treated as ordinary income rather than as proceeds from the sale of a capital asset. In general, preferred stock received in a tax-free exchange for common stock is Section 306 stock and subject to ordinary income treatment.
However, the receipt and subsequent disposition of such stock will not be treated as the receipt and disposition of Section 306 stock if it can be established to the satisfaction of the U.S. Treasury Department that such receipt and disposition did not have federal tax avoidance as a principal purpose. While management believes that the Offering does not have federal tax avoidance as a principal purpose, no ruling or opinion to such effect will be sought from the Internal Revenue Service (the "IRS"). Therefore, there can be no assurance that the IRS will not successfully assert that such stock should be treated as Section 306 stock.

         THE FOREGOING DISCUSSION IS NOT INTENDED TO BE AN EXHAUSTIVE DISCUSSION
OF ALL FEDERAL TAX ASPECTS OF THE OFFERING AND OWNERSHIP OF THE SERIES A
PREFERRED STOCK. BECAUSE CERTAIN TAX CONSEQUENCES OF PARTICIPATING IN THE
OFFERING MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH
SHAREHOLDER AND OTHER FACTORS, EACH SHAREHOLDER IS URGED TO CONSULT THEIR OWN
TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE
OFFERING (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND
OTHER TAX LAWS).


MANAGEMENT PARTICIPATION


         James D. Thaxton, C. L. Thaxton, Sr., and Perry L. Mungo have informed the Company that they will tender 10,000, 40,000, and 10,000 shares of Common
Stock, respectively, in the Offering. All other officers and directors of the Company have indicated that they will not participate in the Offering.




                                       10

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, all which have a par value of $.01 per share. The following description of the capital stock of the Company discusses the material rights of holders of the Company's capital stock but does not purport to be complete or to give full effect to provisions of South
Carolina statutory or common law and is subject in all respects to the provisions of the Company's Articles and Bylaws and to the certificates of designation for designated series of preferred stock, copies of which have been filed as exhibits to the Company's Registration Statement on Form S-4. See
"Additional Information."

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common
Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of holders of preferred stock, if any, then outstanding. The
Common Stock has no preemptive, conversion, or subscription rights other than the Rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common
Stock are fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors, without any further vote or action by the shareholders, has authority under the Articles to issue preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of the Company and could adversely affect the voting power of the holders of Common Stock. The
Board of Directors has designated the following series of preferred stock pursuant to its authority under the Articles:

         SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK. The Board of Directors has adopted a resolution designating 1,400,000 shares of preferred stock "Series
A Redeemable Convertible Preferred Stock." No shares of Series A Preferred Stock have been issued prior to the date of this Prospectus. Up to 400,000 shares of Series A Preferred Stock may be issued in the Offering.


         The holders of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends on a pro rata basis in cash at the rate of $0.75 per share per annum. Such dividends are expected to be paid quarterly. Dividends may be declared and paid upon shares of Common Stock in any fiscal year of the Company only if dividends have been declared and paid to holders of Series A Preferred Stock at this annual rate on a quarterly basis during the year. The right to dividends on Series A Preferred Stock is cumulative.


         With respect to liquidation preferences, the Series A Preferred Stock is pari passu with the Series B Preferred Stock and senior to the Common Stock.
Accordingly, upon the liquidation, dissolution, or winding up of the Company, holders of the Series A Preferred Stock will be entitled to receive, on a ratable and pari passu basis with the holders of the Series B Preferred Stock, out of the assets of the Company legally available for distribution to its shareholders and before any payment is made to holders of Common Stock, a liquidation preference of $10 per share.

         SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK. The Board of Directors has adopted a resolution designating 40,000 shares of preferred stock "Series B
Redeemable Convertible Preferred Stock" and has authorized the officers of the Company to enter into an agreement with Jack W. Robinson and certain of his affiliates to issue 30,925 shares of Series B Preferred Stock in exchange for an equal number of shares of Common Stock. This transaction is expected to close during the fourth quarter of 1997. See "Certain Transactions -- Issuance of Series B Preferred Stock."

                                       11

         The holders of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends on a pro rata basis in additional shares of Series B Preferred Stock at the annual rate of 0.075 shares per share of the Series B Preferred Stock outstanding. Dividends may be declared and paid upon shares of Common Stock in any fiscal year of the Company only if dividends have been declared and paid to holders of Series B Preferred Stock at this rate during the year. The Board of Directors may, at any time, elect to declare and pay dividends on all or a portion of the Series B Preferred Stock in cash in lieu of shares of Series B Preferred Stock. The right to dividends on Series B Preferred Stock is cumulative.

         With respect to liquidation preferences, the Series B Preferred Stock, is pari passu with the Series A Preferred Stock and senior to the Common Stock.
Accordingly, upon the liquidation, dissolution, or winding up of the Company, holders of the Series B Preferred Stock will be entitled to receive, on a ratable and pari passu basis with the holders of the Series A Preferred Stock, out of the assets of the Company legally available for distribution to its shareholders before any payment is made to holders of Common Stock, a liquidation preference of $10 per share.

         CONVERSION RIGHTS. Each share of Series A Preferred Stock and
Series B Preferred Stock is convertible, at the option of the holder during a five-year period that commences on January 1, 1998 (the "Conversion Period"), into one fully paid and nonassessable share of Common Stock. The holder of any shares of Series A Preferred Stock or Series B Preferred Stock may elect to exercise the conversion right as to all or a the portion of such shares by delivering the relevant stock certificates and written notice of the election to the Company at any time during the Conversion Period. The conversion ratio of one share of Series A Preferred Stock or Series B Preferred Stock for one share of Common Stock (the "Conversion Ratio") is subject to adjustment in certain circumstances. If the Company subdivides or combines the outstanding shares of Common Stock or issues a stock dividend with respect to the Common
Stock (a "Recapitalization Event"), the Conversion Ratio in effect immediately prior to the Recapitalization Event will be adjusted such that each holder of Series A Preferred Stock or Series B Preferred Stock will be entitled to receive, upon conversion, the number of shares of Common Stock that would have been held immediately after the Recapitalization Event had the conversion right been exercised immediately prior to the Recapitalization Event.

         REDEMPTION. The Company may redeem all or a portion of the Series A
Preferred Stock and the Series B Preferred Stock at any time after December 31,
1999 for $15 per share.

         VOTING RIGHTS. Except as provided by law, the holders of the Series A
Preferred Stock and the Series B Preferred Stock have no voting rights.

EQUITY SECURITIES RESERVED FOR ISSUANCE

         As of December 31, 1996, the Company had reserved 497,993 shares of Common Stock for issuance under the 1995 Incentive Stock Plan and 99,203 shares of Common Stock for issuance under the Employee Stock Purchase Plan.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

         Certain provisions of the Articles and Bylaws described below could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. In addition, the exculpation provisions in the Articles with respect to directors and the indemnification provisions in the Bylaws described below may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty and also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. A shareholder's investment in the Company may be adversely affected to the extent that litigation costs and damage awards against the Company's directors and officers are paid by the Company pursuant to the indemnification provisions described below.

         SPECIAL MEETINGS OF SHAREHOLDERS. The Bylaws provide that special meetings of the shareholders of the Company may be called only by the Chairman of the Board of the Company, the President of the Company, a majority of the directors or holders of at least 10% of the shares of the Common Stock issued and outstanding. This provision renders it more difficult for shareholders to take action opposed by the Board of Directors.

         ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR
NOMINATIONS. The Bylaws establish an advance notice procedure for the nomination, other than by or at the discretion of the Board of Directors or a committee thereof, of candidates for election as director as well as for other shareholder proposals to be considered at shareholders' meetings. Notice of shareholder proposals and director nominations must be timely given in writing


                                       12

to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or the directors are to be elected.

         NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Bylaws provide that the Board of Directors will consist of between three and nine members, as determined from time to time by the Board of Directors. The Company currently has six directors. Further, subject to the rights of the holders of any series of preferred stock then outstanding, the Bylaws authorize only the Board of Directors to fill newly created directorships. Accordingly, this provision could prevent a shareholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees. Subject to the rights of the holders of any series of preferred stock then outstanding, the Bylaws also provide that directors of the Company may be removed only by the affirmative vote of holders of a majority of the outstanding shares of voting stock.

         LIMITATION OF LIABILITY. The Articles eliminate, to the fullest extent permitted by the South Carolina Business Corporation Act of 1988 (the "Business
Corporation Act"), the personal liability of each director to the Company or its shareholders for monetary damages for breach of duty as a director. This provision in the Articles does not change a director's duty of care, but it eliminates monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. In certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the Company, (ii) unlawful distributions as defined by the Business Corporation Act, or (iii) any transaction from which the director derived an improper personal benefit. The provision also in no way affects a director's liability under the federal securities laws.

         INDEMNIFICATION. The Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the Business
Corporation Act, the Company's current or former directors, officers and employees will be indemnified against any and all liability and litigation expenses, including reasonable attorneys' fees, arising out of their status or activities as directors, officers and employees, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director, officer or employee to be clearly in conflict with the best interests of the Company. The Bylaws also provide that this right to indemnification is not exclusive of any other right now possessed or hereafter acquired under any statute, agreement or otherwise.

REGISTRAR AND TRANSFER AGENT

         The registrar and transfer agent for the Common Stock and the Series A
Preferred Stock is First Union National Bank, with its main office in Charlotte,
North Carolina.


                                       13


                MATERIAL DIFFERENCES BETWEEN THE COMMON STOCK AND
                          THE SERIES A PREFERRED STOCK

GENERAL

         The rights of holders of the Common Stock and the Series A Preferred
Stock are governed by the Business Corporation Act and the Articles and Bylaws.
The material differences between the rights of a holder of the Common Stock and the rights of a holder of Series A Preferred Stock are summarized below. The following summary does not, however, purport to be a complete discussion of, and is qualified in its entirety by reference to, the Business Corporation Act, the Articles and Bylaws, and the section of this Prospectus entitled "Description of Capital Stock."

VOTING RIGHTS

         The Common Stock is the Company's only class of voting stock. Each outstanding share of the Common Stock is entitled to one vote on each matter submitted to a vote at meeting of shareholders. Holders of Series A Preferred
Stock have voting rights only in situations where the Business Corporation Act confers mandatory voting rights. Mandatory voting rights generally arise only when amendments to the Articles are proposed that require shareholder approval and affect the relative rights and preferences of the Series A Preferred Stock.

DIVIDENDS

         Holders of both the Common Stock and the Series A Preferred Stock are entitled to receive dividends when and as declared by the Board of Directors. To date, the Company has not paid dividends on the Common Stock and it is the intention of the Board of Directors to continue this policy with respect to the Common Stock. It is currently policy of the Board of Directors to declare and pay dividends on outstanding shares of the Series A Preferred Stock on a quarterly basis at an annual rate of 7.5%. See "Dividend Policy." Dividends on the Series A Preferred Stock are cumulative and are prior and in preference to any declaration or payment of dividends on the Common Stock and are equal in right of payment with the Series B Preferred Stock. The Articles authorize the Board of Directors to designate and issue additional series of preferred stock with dividend preferences superior to the Series A Preferred Stock and the Common Stock without shareholder approval.

LIQUIDATION PREFERENCES

         Upon any liquidation, dissolution, or winding up of the Company, no distribution may be made to the holders of the Common Stock unless, prior thereto, the holders of Series A Preferred Stock and the Series B Preferred
Stock each receive $10 per share. Following payment in full of this liquidation preference, the holders of Series A Preferred Stock are entitled to no further distributions from the assets of the Company. Subsequent to the payment of the liquidation preferences on the Series A Preferred Stock and the Series B
Preferred Stock, the holders of the Common Stock are entitled to receive all remaining assets of the Company on a PRO RATA basis. The Articles authorize the Board of Directors to designate and issue additional series of preferred stock with liquidation preferences superior to the Series A Preferred Stock and the Common Stock without shareholder approval.

CONVERSION RIGHTS

         Holders of Series A Preferred Stock may convert their shares into an equal number of shares of Common Stock at any time during the five-year period that begins on December 31, 1997. Holders of the Common Stock have no conversion rights.

REDEMPTION RIGHTS


         The Company may, but is not required to, redeem outstanding shares of the Series A Preferred Stock at any time after December 31, 1999. The Company has no redemption rights with respect to the Common Stock.


                                       14

                                 USE OF PROCEEDS


         The net cash proceeds to the Company from the sale of up to 400,000 shares of Series A Preferred Stock offered hereby are estimated to be $1,942,000 if all of the Rights are exercised. There is, however, no minimum number of Rights required to be exercised in the Offering and no assurance can be given that any particular number of Rights will be exercised. The Company intends to use the net cash proceeds of the Offering to temporarily repay indebtedness outstanding under two tranches of its Revolving Credit Facility.
The Revolving Credit Facility is a $100 million credit line which is used by the Company primarily to purchase Automobile Sales Contracts, originate Direct
Loans and Premium Finance Contracts, and provide working capital for the Company's other lines of business. The Revolving Credit Facility consists of six tranches and has a maturity date of August 31, 1999. The primary tranche is used to finance consumer receivables and provides for advances of up to $100 million, less any amounts advanced under the secondary tranches. One of the secondary tranches ("Tranche B") also is used to finance a consumer receivables and allows the Company to borrow up to $10 million against a higher percentage of Net Finance Receivables than under the primary tranche. At June
30, 1997, $44.6 million was outstanding under the primary tranche and $775,000 was outstanding under Tranche B. The interest rate for borrowings is a defined prime rate plus one percent per annum for the primary tranche and plus five percent per annum for Tranche B (9.50% and 13.50%, respectively, at June 30, 1997). The Company expects to continue using the Revolving Credit Facility to fund the growth of its business after the completion of the Offering. See
"Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Business and
Growth Strategy."


                                 DIVIDEND POLICY


         The Board of Directors intends to cause the Company to retain earnings to support the growth and development of its business. Accordingly, the Board of Directors does not anticipate that any dividends will be declared on the Common
Stock for the foreseeable future. It is the current policy of the Board of Directors to declare and pay dividends on outstanding shares of the Series A
Preferred Stock on a quarterly basis at an annual rate of 7.5%. The ability of the Company to declare and pay such dividends will depend upon its financial condition, cash requirements, future prospects, requirements of covenants under the Revolving Credit Facility, and other factors deemed relevant by the Board of Directors. The Revolving Credit Facility presently limits the payment of dividends on the Common Stock to 25% of the Company's net income for the year of payment. See "Management's Discussion and Analysis of Financial Condition and
Results of Operation -- Liquidity and Capital Resources," "Business --
Financing," and "Description of Capital Stock -- Preferred Stock."



                                       15

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June
30, 1997 on an actual basis and as adjusted to reflect the sale by the Company of the maximum of 200,000 shares of Series A Preferred Stock in the Offering for cash at a price of $10 per share, the application of the net proceeds therefrom, and the exchange of the maximum of 200,000 shares of Common Stock for an equal number of shares of Series A Preferred Stock. There is no minimum number of Rights required to be exercised in the Offering and no assurance can be given that any particular number of Rights will be exercised. See "Use of Proceeds."



                                                                                              AS ADJUSTED
                                                                              ACTUAL           (MAXIMUM)
                                                                           --------------    --------------

          Revolving Credit Facility                                          $45,350,000       $43,408,000
          Short-term notes payable                                             7,021,911         7,021,911
          Shareholders' equity:
             Series A Preferred Stock, $.01 par value, no shares authorized, issued or outstanding, actual; 400,000 shares authorized, issued, and outstanding, as
                adjusted                                                          ---                4,000
             Common Stock, $.01 par value, 50,000,000 shares authorized,
               3,924,382 shares issued and outstanding, actual;
               3,724,382 shares issued and outstanding, as adjusted (1)           39,244            37,244
          Additional paid-in capital                                           3,420,500         5,360,500
          Deferred stock award                                                  (675,000)         (675,000)
          Retained earnings                                                    4,134,696         4,134,696
                                                                           --------------    --------------
             Total shareholders' equity                                        6,919,440         8,861,440
                                                                           --------------    --------------
             Total capitalization                                            $59,291,351       $59,291,351
                                                                           ==============    ==============

         ---------------
         (1) Does not include 155, 475 shares held by Thaxton Insurance, a wholly-owned subsidiary of the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected financial data of the Company set forth below are qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. The balance sheet data at December 31, 1995 and 1996 and the income statement data for the years then ended, are derived from the consolidated financial statements of the Company audited by KPMG Peat Marwick LLP, independent auditors, which are included elsewhere in this Prospectus. Such financial statements have been restated to include the effects of the acquisition of Thaxton Insurance using the "as if" pooling of interests method of accounting. As such, all periods prior to the acquisition have been restated. The balance sheet data at December 31, 1994 and the income statement data for the year then ended are derived from consolidated financial statements of the Company. The selected financial data presented below for the six months ended June 30, 1996 and 1997, and as of June 30, 1997 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. Such statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, necessary to a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results of operations for the six months ended June 30, 1997 are not necessarily indicative of results to be expected for the full year.



                                                                            SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,              JUNE 30,
                                      ---------- --------- ----------    --------------------

                                        1994       1995      1996          1996       1997
                                      ---------- --------- ----------    ---------- ---------

                                          (dollars in thousands, except per share amounts)
INCOME STATEMENT DATA:
Interest and fee income..................$5,438    $9,182    $13,529         6,553     7,768
Interest expense......................... 1,299     2,985      4,210         2,007     2,394
Net interest income...................... 4,139     6,197      9,319         4,546     5,374
Provision for credit losses                 481       890      3,593           846     1,539
Net interest  income after provision .... 3,658     5,307      5,726         3,700     3,835
  for credit losses
Insurance commissions, net............... 3,354     4,618      5,893         2,692     2,530
Other income.............................   361       579        986           555       650
Operating expenses....................... 6,246     8,767     11,974         5,693     6,099
Income tax expense.......................   464       664        247           471       329
Net income...............................$  663   $ 1,073    $   384         $ 783     $ 587
Net income per common share..............$ 0.20   $  0.31    $  0.09        $ 0.19     $0.15
Pro forma net  income  per share (1) ....    --        --      $0.07            --     $0.13

Common shares outstanding................ 3,309     3,938      3,932         3,938     3,924

--------------------
(1) The pro forma net income per share data give effect to the issuance of 200,000 shares of Series A Preferred Stock for an equal number of shares of Common Stock, 200,000 shares of Series A Preferred Stock for cash, and assumes net cash proceeds of $1.9 million. Net income was increased for the interest savings assumed on the net proceeds at an annual rate of 9.50%, net of income tax expense at an annual rate of 37.5%. Net income was reduced for preferred dividends payable at the annual rate of 7.5% to determine net income available for common shareholders.

                                                                               SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,              JUNE 30,
                                         ---------------------------------   --------------------
                                            1994      1995       1996          1996      1997
                                         ---------------------------------   --------------------
OPERATING DATA:
Average interest rate earned (1)(2).......  39.24%     33.78%    30.92%         32.18%   30.33%

Average interest rate paid (2)............   9.74      11.32     10.21          10.26     9.73

Net interest spread (2)...................  29.50      22.46     20.71          21.92    20.60

Net interest margin (2)(3)................  31.11      23.85     22.14          23.38    21.97

Allowance for credit losses as a
    percentage of Net Finance
Receivables (4)...........................   2.44       2.05      4.35           2.19     4.28

Allowance  for  credit  losses,   dealer
reserves and discount on bulk purchases as
a percentage of Net Finance
Receivables (4)...........................   6.07       4.91      7.81           4.86     7.75

Net charge-offs as a percentage
  of average Net Finance Receivables (2)..   3.11       3.08      5.06           3.20     5.26


--------------------
(1) Average interest rate earned represents interest and fee income for the period divided by average Net Finance Receivables during the period.
(2) Percentages for the six months ended June 30, 1996 and 1997 are computed using annualized operating data which do not necessarily represent the comparable data for a full twelve-month period.
(3) Net interest margin represents net interest income for the period divided by average Net Finance Receivables during the period.
(4) Net finance receivable balances are presented net of unearned finance charges only.



                                      AT DECEMBER 31,                     AT JUNE 30, 1997
                            -------------------------------------    --------------------------
                               1994        1995         1996           ACTUAL     AS ADJUSTED(1)
                            ----------- ------------ ------------    ------------ -------------
                                           (dollars in thousands)
BALANCE SHEET DATA:
Finance receivables........  $22,450     $47,900       $63,107          $69,672       $69,672
Unearned income (2)........   (5,037)    (10,823)      (14,366)         (15,814)      (15,814)
Allowance for credit losses     (424)       (783)       (2,195)          (2,390)      ( 2,390)
Finance receivables, net...   16,989      36,294        46,546           51,468        51,468
Total assets..............    21,757      46,760        56,681           62,708        62,708
Total liabilities.........    19,384      40,443        50,310           55,789        53,847
Shareholders' equity......     2,373       6,316         6,371            6,919         8,861

--------------------
(1) Gives effect to the issuance of 200,000 shares of Series A Preferred Stock for an equal number of shares of Common Stock, 200,000 shares of Series A Preferred Stock for cash, and assumes the receipt of $1.9 million in net cash proceeds and the application of such proceeds to pay down borrowings as if each event had occurred on June 30, 1997.

(2) Includes unearned finance charges, dealer reserves on Automobile Sales Contracts and discounts on bulk purchases. Dealer reserves and discounts on bulk purchases totaled $105,928, $327,807, $631,709, $1,091,979, and $1,747,000 at December 31, 1992, 1993, 1994, 1995, and
         1996 respectively, and $1,936,542 at June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RECENT DEVELOPMENTS

         The Company's experienced a significant increase in credit losses during the quarter ended September 30, 1997 resulting in net charge-offs of approximately $1.3 million for the quarter compared to $1.3 million for the first six months of 1997. The Company increased its provision for credit losses to $2.4 million for the quarter ended September 30, 1997 compared to $577,414 for the same quarter of the prior year. In addition, based on the Company's allowance for credit losses model, the allowance was increased to approximately $3.4 million at September 30, 1997. As a result of the provision for credit losses recorded for the third quarter, management expects the Company will incur a net loss of approximately $780,000 and $193,000, respectively, for the quarter and nine months ended September 30, 1997. The allowance for credit losses predicted by the Company's reserve model increased significantly from the end of the second quarter of 1997 to the end of the third quarter of 1997 due to three factors. First, the Company experienced a high level of charge-offs during the third quarter that were roughly equal to those experienced during the first half of the year. When this data was included in the reserve model, the historical loss factors utilized by the model increased significantly. Second, losses on the relatively large number of repossessed vehicles disposed of during the third quarter caused dealer and bulk purchase reserves to decline below required levels for a number of individual dealers and bulk purchases. Third, the finance receivable portfolio experienced moderate growth during the quarter, resulting in a corresponding increase in the allowance to provide for losses expected on the newly originated finance receivables.

         The higher than expected loss experience during the quarter was attributable primarily to two factors in addition to some degree of general deterioration in loan performance during the quarter. First, during the second quarter management decided to alter the Company's strategy for dealing with repossessed vehicles. Specifically, in order to reduce the amount of time repossessed vehicles are typically held for sale, the Company began selling the vehicles sooner than it had in prior periods by lowering sales prices.
As a direct result of this change in strategy, the number of vehicles held for sale was reduced from 525 at April 30, 1997 to 300 at August 30, 1997. While this decision resulted in a temporary increase in charge-offs due to the loss recognition associated with the sale of repossessed collateral, management expects the new sales strategy to reduce interest and other carrying costs associated with repossessed vehicles in future periods. The second factor affecting charge-offs during the third quarter of 1997 was a decision made in connection with an internal reorganization to reduce delinquency levels at several offices where delinquencies had increased to higher than acceptable levels. Management estimates that approximately $40,000 in charge-offs attributable to the accelerated disposition of repossessed vehicles and $350,000 attributable to accelerated repossessions of automobiles was charged against the Company's allowance for credit losses during the third quarter of 1997.

HISTORICAL DEVELOPMENT AND GROWTH

         Prior to 1991, the Company primarily was engaged in making and servicing direct consumer and insurance premium finance loans to Non-prime Borrowers. In 1991, the Company made a strategic decision to begin diversifying its portfolio by actively seeking to finance purchases of used automobiles by Non-prime Borrowers. Management believed that the expertise it had developed in extending and servicing installment credit to Non-prime Borrowers would enable it to profitably finance used automobile purchases by borrowers having similar credit profiles. The Company facilitated its entry into this segment of the consumer credit industry by engaging additional senior and mid-level management personnel with substantial used automobile lending experience. Since 1991, the Company has evolved into a diversified consumer financial services company engaged in used automobile lending through the purchase and servicing of Automobile Sales Contracts, the origination and servicing of Direct Loans and Premium Finance Contracts, and selling insurance products on an agency basis.

         The following table sets forth certain information with regard to growth in the Company's finance receivable portfolio.

                                                                                                 SIX MONTHS
                                                                                                    ENDED
                                                           YEAR ENDED DECEMBER 31,                JUNE 30,
                                                   -----------------------------------------
                                                       1994          1995          1996             1997
                                                    ----------------------------------------    --------------

         AUTOMOBILE SALES CONTRACTS
              Total balance at period end,  net (1)      $8,823,559  $22,788,837    $35,998,537      $40,499,181
              Average account balance at period end          2,317         3,436          3,699            3,585
              Interest income for the period             1,990,268     5,031,402      8,361,396        4,932,666
              Average interest rate earned (2)               31.10 %       28.92 %        27.98 %          25.88 %
              Number of accounts at period end               3,808         6,632          9,733           11,297

         DIRECT LOANS
              Total balance at period end, net (1)     $7,107,446     $9,460,798     $9,896,100      $10,109,649
              Average account balance at period end         1,175          1,405          1,324            1,454
              Interest income for the period            2,305,296      2,248,168      2,941,705        1,463,215
              Average interest rate earned (2)              34.66 %        31.60 %        30.01 %          30.05 %
              Number of accounts at period end              6,047          6,736          7,475            6,955

         PREMIUM FINANCE CONTRACTS
              Total balance at period end, net (1)    $1,482,009      $4,827,067     $2,846,451       $3,249,634
              Average account balance at period end          272             336            287              309
              Interest income for the period             151,402         484,222        737,895          246,534
              Average interest rate earned (2)             13.96 %         15.35 %        17.52 %          16.25 %
              Number of accounts at period end             5,442          14,378          9,931           10,532

         ------------------
         (1) Finance receivable balances are presented net of unearned finance charges, dealer reserves on Automobile Sales Contracts and discounts on bulk purchases.
         (2) Averages are computed using beginning and ending balances for the period presented and are annualized for periods of less than one year.

         Management believes the best opportunities for continued growth in the Company's Automobile Sales Contract and Direct Loan portfolios lie in the opening of new finance offices in small to medium-sized markets in the states where the Company presently operates and contiguous states that management believes to be under served by its competitors. The Company opened two new finance offices in 1996 and plans to open at least two in 1997 and 1998. The Company estimates that the capital expenditure necessary for opening each new finance office is approximately $21,000. While there are certain risks associated with such expansion, management believes that its ability to identify and retain finance office management personnel having established relationships with local independent dealers, its expertise in extending and servicing credit to Non-prime Borrowers, and other factors will enable it to manage anticipated growth in its finance office network and in its Automobile Sales Contract and Direct Loan portfolios. The Company will seek to expand its Premium Finance Contract portfolio by establishing and broadening relationships with insurance agencies having a client base in need of premium financing. The Company also periodically may make bulk purchases of Automobile Sales Contracts and Premium Finance Contracts if such purchases are deemed beneficial to the Company's competitive position and portfolio mix and will seek opportunities to expand its network of insurance offices primarily through the acquisition of independent insurance agencies.

RECENT ACQUISITION AND EXPANSION ACTIVITIES

         On October 31, 1996, the Company exchanged 300,000 shares of Common Stock for all of the outstanding capital stock of Thaxton Insurance. At the time of its acquisition, Thaxton Insurance had 19 insurance offices in North Carolina and South Carolina. Thaxton Insurance continues to conduct business as a wholly-owned subsidiary of the Company. See "Certain Transactions."

         During 1996 the Company opened finance offices in Sumter, South Carolina and Augusta, Georgia. The Augusta office was the Company's first in Georgia. Both of the finance offices opened in 1996 are primarily devoted to the purchase and servicing of Automobile Sales Contracts. The Company also opened a mortgage lending office in Charlotte, North Carolina during the year. The mortgage lending office is located in the same building as one of the Company's insurance offices.



         During 1997, the Company has opened finance offices in Christiansburg, Virginia and Cumming, Georgia that will be devoted almost exclusively to the purchase and servicing of Automobile Sales Contracts and Thaxton Insurance acquired independent agencies in York, South Carolina and Winston-Salem, North Carolina.



PROFITABILITY

     The following table sets forth certain data relating to the Company's profitability.


                                             FOR THE YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                        --------------------------------------------     ----------------------------
                                            1994           1995           1996               1996          1997
                                        -------------- -------------- --------------     ------------- --------------

 Average Net Finance Receivables (1)    $13,712,742    $26,710,887    $43,717,445        $40,701,351    $51,035,860
 Average notes payable (1)              $11,447,977    $23,447,113    $37,611,963        $34,918,435    $43,873,630

 Interest and fee income (2)            $ 5,380,470    $ 9,024,232    $13,518,563        $ 6,548,295    $ 7,740,263
 Interest expense (3)                     1,114,829      2,653,614      3,841,683          1,790,959      2,133,916
 Net interest income                    $ 4,265,641   $  6,370,618    $ 9,676,880         $4,757,335    $ 5,606,347

 Average interest rate earned (1)             39.24%         33.78%         30.92%             32.18%         30,33%
 Average interest rate paid (1)                9.74          11.32          10.21              10.26           9.73
 Net interest rate spread                     29.50%         22.46%         20.71%            21.92%          20.60%
 Net interest margin (4)                      31.11%         23.85%         22.14%            23.38%          21.97%

------------
(1) Averages are computed using month-end balances during the periods presented and are annualized for periods of less than one year.
(2)  Excludes interest and fee income earned by Thaxton Insurance.
(3)  Excludes interest expense paid on Thaxton Insurance related debt.
(4) Net interest margin represents net interest income divided by average Net Finance Receivables.



         The principal component of the Company's profitability is its net interest spread, the difference between interest earned on finance receivables and interest expense paid on borrowed funds. Statutes in some states regulate the interest rates that the Company may charge its borrowers while interest rates in other states are unregulated and consequently are established by competitive market conditions. At June 30, 1997, approximately 13% of Net Finance Receivables were subject to maximum interest rates imposed by statute and substantially all of these receivables were earning interest at the maximum rate. There are significant differences in the interest rates earned on the various components of the Company's finance receivable portfolio. The interest rates earned on Automobile Sales Contracts generally are lower than the interest rates earned on Direct Loans due to competition from other lenders, superior collateral, and longer terms. The interest rates earned on Premium Finance Contracts are state regulated and vary based on the type of underlying insurance and the term of the contract.

         Unlike the Company's interest income, its interest expenses are sensitive to general market fluctuations in interest rates. The interest rates paid to the Company's primary lender are based upon a published prime rate plus set percentages. Thus, general market fluctuations in interest rates directly impact the Company's cost of funds. The Company intends to explore opportunities to fix or cap the interest rates paid on all or a portion of its borrowings; however, there can be no assurance that fixed rate financing or suitable interest-rate hedge facilities will be available on terms acceptable to the Company. The Company's general inability to increase the interest rates earned on finance receivables may impair its ability to adjust to increases in the cost of funds resulting from changes in market conditions. Accordingly, increases in market interest rates generally will narrow the Company's interest rate spread and lower its profitability while decreases in market interest rates generally will widen the Company's interest rates spreads and increase profitability.

         The decline in net interest rate spreads from 1994 to 1996 is attributable primarily to the increased level of Automobile Sales Contracts in the Company's finance receivable portfolio. The Company expects Automobile Sales Contracts to be the principal component of future growth in its finance receivable portfolio. If this growth in Automobile Sales Contracts occurs, the Company expects that its net interest spread will continue to narrow. See "Liquidity and Capital Resources."

RESULTS OF OPERATIONS

         COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 TO SIX MONTHS ENDED JUNE 30, 1996. Finance receivables at June 30, 1997 were $69,672,416 versus $57,690,575 at June 30, 1996, a 21% increase. The primary component of this increase was Automobile Sales Contracts, which increased from $41,663,164 at June 30, 1996 to $53,636,050 at June 30, 1997, or 29%. The Company opened two finance offices in 1996 and one in early 1997, which generated significant additional volume of Automobile Sales Contracts during the first half of 1997.

         Unearned income at June 30, 1997 was $13,877,411 versus $11,878,210 at June 30, 1996, a 17% increase which was directly related to the higher volume of Automobile Sales Contract originations during the first half of 1997. The provision for credit losses established for the six months ended June 30, 1997 was $1,538,832 versus $845,940 for the comparable period of 1996, and the allowance for credit losses increased from $1,005,365 at June 30, 1996 to $2,390,070 at June 30, 1997. The increase in the provision was due to strengthening the Company's allowance for credit losses in response to higher than expected loan losses and repossessions. The allowance for credit losses as a percentage of Net Finance Receivables increased from 2.19% at June 30, 1996 to 4.28% at June 30, 1997.


         The growth in finance receivables during the six months ended June 30, 1997 versus the comparable period in 1996 resulted in higher levels of interest and fee income. Interest and fee income for the six months ended June 30, 1997 was $7,768,199, versus $6,553,457 for the six months ended June 30, 1996, a 19% increase. Interest expense also was higher, increasing to $2,394,340 for the six months ended June 30, 1997 versus $2,007,050 for the comparable period of 1996, a 34% increase. The increase in interest expense was due to the higher levels of borrowings needed to fund finance receivable originations and the working capital requirements of Thaxton Insurance.

         Net interest income for the six months ended June 30, 1997 increased to $5,373,859 from $4,546,407 for the comparable period of 1996, an 18% increase. The increase in net interest income is attributable to the higher levels of finance receivables, the interest income and fees from which more than offset the six percent decrease in net interest spread for the six months ended June 30, 1997 versus the comparable period of 1996.

         Insurance premiums and commissions net of insurance cost decreased to $2,529,800 for the six months ended June 30, 1997 from $2,692,098 for the comparable period of 1996, due to reduced sales of insurance products to borrowers. Other income increased from $554,636 for the six months ended June 30, 1996 to $649,552 for the comparable period of 1997 due to increased profit-sharing payments to Thaxton Insurance from various insurance carriers.

         Reinsurance claims and collections expenses remained fairly constant for the six months ended June 30, 1997 compared to the six months ended
June 30, 1996, with reinsurance claims expense decreasing 4% and collection expense increasing 5%.

         Total operating expenses increased from $5,693,557 for the six months ended June 30, 1996 to $6,098,467 for the comparable period of 1997, a 7 % increase. The increase in operating expenses was due to opening new finance offices and the additional expenses associated with insurance agency operations, in addition to a general increase in costs associated with administering a larger finance receivable portfolio.

         Net income decreased to $586,739 for the six months ended June 30, 1997 from $782,588 for the comparable period 1996. The decrease in net income was due to the higher levels of net interest and insurance commission income being offset by higher loss provisions and expenses.

         Shareholders' equity increased from $6,371,305 at December 31, 1996 to $6,919,440 at June 30, 1997 as a result of retained earnings from after tax profits earned during the period.


         COMPARISON OF 1996 TO 1995. Gross finance receivables at December 31, 1996 were $63,106,601 versus $47,900,234 at December 31, 1995, a 32% increase.
The primary component of this increase was Automobile Sales Contracts, which increased from $32,455,654 at December 31, 1995 to $47,603,138 at December 31, 1996, or 47%. The Company opened four finance offices in 1995 and two in 1996, all of which originated primarily Automobile Sales Contracts, generating a significant additional volume of such contracts. Premium Finance Contracts outstanding decreased from $5,046,110 at December 31, 1995 to $2,943,338 at December 31, 1996, or 42%, due to the Company's decision to reduce origination activities in Virginia. Direct loans increased 21%, to $12,560,126 at December 31, 1996 compared to $10,398,470 at December 31, 1995 due primarily to increased loan demand at the Company's existing finance offices.

         Unearned income at December 31, 1996 was $12,578,514 versus $9,731,532 at December 31, 1995, a 29% increase which was directly related to the higher volume of Automobile Sales Contract originations during 1996. The provision for credit losses established for the year ended December 31, 1996 was $3,593,399, versus $890,337 for 1995. The increase in the provision for credit losses was due to strengthening the Company's allowance for credit losses in response to higher than expected loan losses and repossessions in the fourth quarter of 1996. The allowance for credit losses increased from $783,200 at December 31, 1995 to $2,195,000 at December 31, 1996. The allowance for credit losses as a percentage of Net Finance Receivables increased from 2.1% at December 31, 1995 to 4.4% at December 31, 1996.


         Cash levels decreased from $3,214,977 at December 31, 1995 to $421,465 at December 31, 1996. This decrease was due to the use of the proceeds of the Company's public offering on December 29, 1995 to pay down the Revolving Credit Facility on January 3, 1996.

         The growth in finance receivables during the year ended December 31, 1996 versus the comparable period in 1995 resulted in higher levels of interest and fee income. Interest and fee income for the year ended December 31, 1996 was $13,528,881, versus $9,182,149 for the year ended December 31, 1995, a 47%
increase. Interest expense also was higher, increasing to $4,209,763 for the year ended December 31, 1996 versus $2,985,056 for the year ended December 31, 1995, a 41% increase. The increase in interest expense was due to the higher levels of borrowings needed to fund the larger finance receivable portfolio, offset somewhat by reduced interest rates payable by the Company to its primary lender under new agreements entered into in 1996.

         Net interest income for the year ended December 31, 1996 increased to $9,319,118 from $6,197,093 for 1995, a 50% increase. The increase in net interest income is attributable to the higher levels of finance receivables, the interest income and fees from which more than offset the 7.8% decrease in net interest spread for the year ended December 31, 1996 versus 1995.

         Insurance premiums and commissions net of insurance cost increased to $5,893,606 for the year ended December 31, 1996 from $4,617,651 for 1995, a 28%
increase due to the higher levels of Automobile Sales Contract originations, the triggering event for most sales of insurance products to borrowers, and increased commissions generated on the sale of insurance policies by the agency.

         Collection expense increased from $42,233 for the year ended December 31, 1995 to $63,797 for 1996, an increase of 85% due to growth in the Company's finance receivables. Collection expense as a percentage of average net finance receivables remained constant at 0.2%.

         Reinsurance claims expense increased from $310,231 for the year ended December 31, 1995 to $516,194 for 1996, an increase of 66%. The increase was primarily due to a 64% increase in finance receivables outstanding, which resulted in a corresponding increase in credit insurance sold in connection with the origination of those receivables.

         Total operating expenses increased from $8,767,241 for the year ended December 31, 1995 to $11,974,280 for 1996, a 36% increase. The increase in expenses was due to opening new offices and expenses generated by the insurance agency operations during the two months following the acquisition of Thaxton Insurance, in addition to a general increase in costs associated with administering a significantly larger finance receivable portfolio, with average net loans outstanding increasing 63%.

         Net income decreased to $384,184 for the year ended December 31, 1996 from $1,072,598 for 1995. The decrease in net income was due to higher levels of net interest and insurance income, offset by a higher loss provision for credit losses and expenses.

         Shareholders' equity increased from $6,315,944 at December 31, 1995 to $6,371,305 at December 31, 1996, as a result of retained earnings from after tax profits during the period, partially offset by the conversion of 340,000 shares of preferred stock to subordinated debt.

CREDIT LOSS EXPERIENCE

         Provisions for credit losses are charged to income in amounts sufficient to maintain the allowance for credit losses at a level considered adequate to cover the expected future losses of principal and interest in the existing finance receivable portfolio. Credit loss experience, contractual delinquency of finance receivables, the value of underlying collateral and management's judgment are factors used in assessing the overall adequacy of the allowance and resulting provision for credit losses. The Company's reserve methodology is designed to provide an allowance for credit losses that, at any point in time, is adequate to absorb the charge-offs expected to be generated by the finance receivable portfolio, based on events or losses that have occurred or are known to be inherent in the portfolio. The model used by the Company utilizes historical charge-off data to predict the charge-offs likely to be generated in the future by the existing finance receivable portfolio. The model stratifies losses by originating office and by type, and develops historical loss factors which are applied to the current portfolio. In addition, changes in dealer and bulk purchase reserves are analyzed for each individual dealer and bulk purchase, and additional reserves are established for any dealer or bulk purchase if coverage has declined below adequate levels. The Company's charge-off policy is based on an account by account review of delinquent receivables. Losses on finance receivables secured by automobiles are recognized at the time the collateral is repossessed. Other finance receivables are charged off when they become contractually past due 180 days, unless extenuating circumstances exist leading management to believe such finance receivables will be collectible. Finance receivables may be charged off prior to the normal charge-off period if management deems them to be uncollectible.


         Under the Company's dealer reserve arrangements, when a dealer assigns an Automobile Sales Contract to the Company, the Company withholds a certain percentage of the principal amount of the contract, usually between five and ten percent (the "Discount Percentage"). The amounts withheld from a particular dealer are recorded in a subsidiary ledger account (the "Specific Reserve Account"). Any losses incurred on Automobile Sales Contracts purchased from that dealer are charged against its Specific Reserve Account. If at any time the balance of a dealer's Specific Reserve Account exceeds the amount derived by applying the Discount Percentage to the total amount of principal and interest due under all outstanding Automobile Sales Contracts purchased from such dealer (the "Excess Dealer Reserve"), the dealer is entitled to receive distributions from the Specific Reserve Account in an amount equal to the Excess Dealer Reserve. If the Company is continuing to purchase Automobile Sales Contracts from a dealer, distributions of Excess Dealer Reserves generally are paid quarterly. If the Company is not continuing to purchase Automobile Sales Contracts from a dealer, distributions of Excess Dealer Reserves are not paid out until all Automobile Sales Contracts originated by that dealer have been paid in full. The aggregate balance of all Specific Reserve Accounts, including unpaid Excess Dealer Reserves, are reflected in the balance sheet as a reduction of finance receivables. The Company's allowance for credit losses is charged only to the extent that the loss on an Automobile Sales Contract exceeds the originating dealer's Specific Reserve Account at the time of the loss.

         The Company periodically purchases Automobile Sales Contracts in bulk. In a bulk purchase arrangement, the Company typically purchases a portfolio of Automobile Sales Contracts from a dealer at a discount to par upon a review and assessment of the portfolio by the Company's management. This discount is maintained in a separate account against which losses on the bulk portfolio purchased are charged. To the extent losses experienced are less than the discount, the remaining discount is accreted into income.

         The Company's charge-offs as a percentage of average Net Finance Receivables increased from 3.08% for the year ended December 31, 1995 to 5.06% for the year ended December 31, 1996. A comparable percentage increase was incurred during the six months ended June 30, 1997 versus the same period of 1996. These increases are attributed to a general deterioration in loan performance experienced by the Company during the latter part of 1996 and early 1997. The Company's credit policies have remained consistent, and management believes that its charge-off experience is comparable to that experienced by other lenders in the non-prime sector. In response to this increased loss experience, in the second half of 1996 the Company made several operational changes which, over the long-term, are expected to reduce the Company's charge-offs. These changes included reducing purchases of Automobile Sales Contracts from certain dealers for which loss experience had been unsatisfactory, splitting several offices to obtain improved collection by locating collection personnel in closer geographic proximity to borrowers, and reorganizing the Company's regional structure to place more experienced supervisory personnel in charge of certain offices with higher than average credit loss experience. Management intends to maintain current credit quality standards, which may result in a slower portfolio growth in the current credit market for non-prime borrowers, which is highly competitive.


         The following table sets forth the Company's allowance for credit losses at December 31, 1994, 1995, and 1996 and the credit loss experience over the periods presented.



                                                                                      AT OR FOR THE SIX MONTHS
                                                   AT OR FOR THE YEARS ENDED              ENDED JUNE 30,
                                                           DECEMBER 31,
                                                -----------------------------------  ---------------------------
                                                   1994        1995         1996         1996         1997
                                                ------------------------------------ ---------------------------

   Net Finance Receivables (1)                  $17,413,014  $38,168,681 $50,447,410 $ 45,812,365  $55,795,005
   Allowance for credit losses                  $   424,425  $   783,200 $ 2,195,000 $  1,005,365  $2,390,070
   Allowance for credit losses as a percentage
      of  Net Finance Receivables (1)                 2.44 %      2.05 %       4.35%         2.19%       4.28 %
   Dealer reserves and discounts on bulk        $  631,709   $1,091,979  $1,747,000  $  1,221,475  $1,936,542
   purchases
   Dealer reserves and discounts on bulk
     purchases as a percentage of Automobile
     Sales Contracts                                  6.68 %      4.91 %       4.64%         3.91%       4.56 %
   Allowance for credit losses and dealer
      reserves and discount on bulk purchases   $1,056,134  $1,875,179  $3,942,000   $  2,226,840  $4,326,612

   Allowance for credit losses and dealer
      reserves and discount on bulk purchases
      as a percentage of Net Finance                  6.07 %      4.91 %       7.81 %        4.86 %      7.75 %
      Receivables
   Provision for credit losses                  $ 481,063   $  890,337  $3,593,399    $  845,940  $1,538,832

   Charge-offs (net of recoveries)              $  426,624  $  821,806  $2,210,441    $  652,647  $1,343,762

   Charge-offs (net of recoveries) as a
      percentage of average net finance               3.11 %      3.08 %       5.06 %        3.20 %      5.26 %
      receivables

-----------------
 (1) Net finance receivable balances are presented net of unearned finance charges only.


         The following table sets forth certain information concerning Automobile Sales Contracts and Direct Loans at the end of the periods indicated:


                                                        AT DECEMBER 31,                        AT JUNE 30,
                                            -----------------------------------------  ----------------------------
                                               1994           1995          1996          1996          1997
                                            -----------------------------------------  ----------------------------
   Automobile Sales Contracts and Direct
        Loans contractually past due 90
        days or more (1)                    $   110,030   $    179,831   $   380,569   $   296,072   $   490,572
   Automobile Sales Contracts and Direct
        Loans (1)                           $15,931,005   $ 32,249,635   $45,894,637   $40,316,349   $50,608,830
   Automobile Sales Contracts and Direct
        Loans contractually past due 90
        days or more as a percentage of
        Automobile Sales  Contracts and
        Direct Loans                               0.69 %         0.56 %        0.83 %        0.73 %        0.97 %

-----------------
(1) Finance receivable balances are presented net of unearned finance charges, dealer reserves on Automobile Sales Contracts and discounts on bulk purchases.

         The following table sets forth certain information concerning Premium Finance Contracts at the end of the periods indicated:

                                                           AT DECEMBER 31,                       AT JUNE 30,
                                               ----------------------------------------  ----------------------------
                                                  1994          1995          1996          1996          1997
                                               ----------------------------------------  ----------------------------
   Premium finance contracts contractually
      past due 60 days or more (1)              $   26,418    $   99,537    $  100,633    $  123,063    $    68,269
   Premium finance contracts outstanding (1)    $1,482,009    $4,827,067    $2,846,451    $4,302,579    $ 3,249,634
   Premium finance contracts contractually
      past due 60 days or more as a
      percentage of premium finance contracts          1.8 %         2.1 %         3.5 %        2.90 %        2.10 %

----------------------------
(1) Finance receivable balances are presented net of unearned finance charges and discounts on bulk purchases.


        The Company also incurs various expenses related to the collection of delinquent accounts. These expenses consist of miscellaneous expenses paid to third parties for activities related to collection on delinquent accounts and repossession of collateral. The following table sets forth certain information concerning collection expenses for the periods indicated.

                                                           For the Years ended            For the Six Months
                                                               December 31,                  ended June 30,
                                                    --------------------------------     ----------------------
                                                       1994        1995      1996           1996        1997
                                                    --------------------------------     ----------------------
Collection expenses                                  $ 29,980   $  42,233  $  63,797     $  32,610   $  34,264

Collection expenses as a percentage of average Net
Finance Receivables                                      0.22%       0.16%      0.15%         0.16%       0.13%


LIQUIDITY AND CAPITAL RESOURCES


         The Company generally finances its operations and new offices through cash flow from operations and borrowings under the Revolving Credit Facility. The Revolving Credit Facility, which was restructured on September 3, 1997 to increase the maximum borrowings available thereunder from $80 million to $100 million, is extended by Finova and matures on August 31, 1999. The facility consists of six tranches. The primary tranche is used to finance consumer receivables and provides for advances of up to $100 million, less any amounts advanced under the secondary tranches. Tranche B also is used to finance consumer receivables and allows the Company to borrow up to $10 million against a higher percentage of Net Finance Receivables than under the primary tranche. The Company borrows against Tranche B only when it has exhausted available borrowings under the primary tranche. As of June 30, 1997, $45.4 million was outstanding under the Revolving Credit Facility, $44.6 million of which had been advanced under the primary tranche and $775,000 of which had been advanced under Tranche B. Under the terms of the Revolving Credit Facility, the Company's Net Finance Receivables at June 30, 1997 would have allowed it to borrow an additional $5.1 million against existing collateral, with $38.8 million of total potential borrowing capacity available under the $80 million limit in place on such date. The interest rate for borrowings is the prime rate published by Citibank, N.A. (or other money center bank designated by Finova) plus one percent per annum for the primary tranche and the plus five percent per annum for Tranche B. Interest rates on borrowings under the other tranches range from prime plus one percent per annum to prime plus five percent per annum. The Revolving Credit Facility imposes several financial and other covenants which may be amended from time to time, including leverage tests, dividend restrictions, and minimum net worth requirements. The Company presently is in compliance with each of these covenants and management does not believe they will materially restrict implementation of the Company's its business or its expansion strategy.

         Cash flows from financing activities during the years ended December 31, 1994, 1995 and 1996 were as follows:


                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                          1994          1995          1996
                                                      ------------- -------------  ------------
     Revolving Credit Facility                          $5,851,419   $16,538,315   $ 8,941,444
     Other notes payable                                    82,672      (746,058)    1,292,851
     Dividends paid on preferred stock                     (52,500)      (17,500)        ---
     Common Stock                                             ---      3,210,133         ---
                                                      ------------- -------------  ------------
            Total                                       $5,881,591   $18,984,890   $10,234,295
                                                      ============= =============  ============

         Management believes that the recent increase in the maximum borrowings available under the Revolving Credit Facility, in addition to cash expected to be generated from operations and the Offering, will provide the resources necessary to pursue the Company's business and growth strategy through 1997. The Company is currently investigating several options for raising additional funds to support growth in future years, including the sale of up $10 million in short-term, subordinated notes payable. See "Business -- Financing."

IMPACT OF INFLATION AND GENERAL ECONOMIC CONDITIONS

         Although management does not believe that inflation has a direct material adverse effect on the Company's financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because the Company borrows funds on a floating rate basis and generally extends credit at the maximum interest rates permitted by law or market conditions, increased interest rates would increase the Company's cost of funds and could materially impair the Company's profitability. Inflation also can affect the Company's operating expenses. The Company's business could be affected by other general economic conditions in the United States, including economic factors affecting the ability of its customers or prospective customers to purchase used automobiles and to obtain and repay loans.

ACCOUNTING MATTERS

         The Company adopted Statement of Financial Accounting Standard ("SFAS") Nos. 121 and 123 during 1996. The adoption of these standards had no material impact on the Company's results of operations or financial position in 1996. In addition, the Financial Accounting Standards Board had issued SFAS No. 125, as amended by SFAS No. 127, which the Company will adopt in 1997. Based on the Company's current operations, adoption of these standards is not expected to have a material impact on the Company's financial statements.

                                    BUSINESS

GENERAL

         The Company was organized in July 1978 as C.L. Thaxton & Sons, Inc., and from that date until 1991 was primarily engaged in making and servicing direct consumer and insurance premium finance loans to Non-Prime Borrowers. In 1991, the Company made a strategic decision to begin diversifying its portfolio by actively seeking to finance purchases of used automobiles by Non-Prime Borrowers and has since evolved into a diversified consumer financial services company. In October 1996, the Company acquired Thaxton Insurance and began selling, on an agency basis, various lines of property and casualty, life, and accident and health insurance.

THE INDUSTRY

         The segment of the consumer finance industry in which the Company operates, which is commonly called the "non-prime credit market," provides financing to consumers with limited credit histories, low incomes, or past credit problems. These consumers generally do not have access to the same variety of sources of consumer credit as borrowers with long credit histories, no defaults, and stable employment, because they do not meet the stringent objective credit standards imposed by most traditional lenders. The Company, like its competitors in the same segment of the consumer finance industry, generally charges interest to Non-prime Borrowers at the maximum rate permitted by law or, in states such as South Carolina where there are no legal maximum rates, at competitive rates commensurate with the increased default risk and the higher cost of servicing and administering a portfolio of loans to such borrowers. By contrast, commercial banks, captive financing subsidiaries of automobile manufacturers, and other traditional sources of consumer credit to prime borrowers typically impose more stringent credit requirements and generally charge lower interest rates.

         The non-prime consumer credit market is highly fragmented, consisting of many national, regional, and local competitors, is characterized by relative ease of entry and, in the case of used automobile financing, by the recent arrival of a number of well capitalized publicly-held companies. The Company believes that most of these companies are concentrating their activities on providing financing to Non-prime Borrowers with less extensive credit problems who are purchasing late model used cars (coming off lease or former rental cars) from franchised automobile dealers. By contrast, the Company concentrates on providing financing to Non-prime Borrowers who have more extensive credit problems and are purchasing lower-priced, older model automobiles from independent dealers and making Direct Loans to Non-prime Borrowers to meet short-term cash needs.

         The premium finance industry for personal lines of insurance is also highly fragmented. Insurance companies that engage in direct writing of insurance policies generally provide financing to their customers who need the service. Numerous small independent finance companies such as the Company are engaged in providing premium financing for personal lines of insurance purchased by Non-prime Borrowers through independent insurance agents. Because the rates they charge are highly regulated, these companies compete primarily on the basis of efficiency in providing the financing and servicing the loans. A significant number of independent insurance agents provide premium financing to their customers either directly or through affiliated entities. As banks are allowed to enter the insurance business, they also are increasingly engaging in the premium finance business.

         Independent insurance agencies represent numerous insurance carriers, and will place a customer's business with the carrier whose combination of features and price best match the customer's needs. In comparison, direct agents represent only one carrier. Most carriers find use of independent agencies to be a more cost effective method of selling their products than using a direct agent force. In 1995 total premiums written by carriers in the United States was approximately $263 billion. Of that amount, approximately 54% was written by independent agents.

         Competition in the independent insurance agency business is intense. There are numerous other independent agencies in most of the markets where the Company's insurance offices are located. There are also direct agents for various insurers operating in some of these markets. The Company competes primarily on the basis of service and convenience. The Company attempts to develop and maintain long-term customer relationships through low employee turnover and responsive service representatives and offers a broad range of insurance products underwritten by reputable insurance companies.

BUSINESS AND GROWTH STRATEGY

         In order to achieve its recent growth and operating results, the Company has successfully implemented and intends to continue to pursue a business strategy based on its (i) in-depth understanding of the consumer finance business, (ii) ability to evaluate credit risks associated with the non-prime credit market, (iii) substantial experience with automobile dealers' financing requirements for Non-prime Borrowers, (iv) efficient and effective servicing and collection of its finance receivables, and (v) diversification into additional financial services activities. The principal components of the Company's business and growth strategy include:

o COMMITMENT TO DIVERSIFICATION -- Unlike many of its competitors who specialize in used automobile finance, the Company is a diversified consumer financial services company and intends to continue to diversify. Although management anticipates that a significant portion of the Company's growth over the next 12 to 18 months will be in its portfolio of Automobile Sales Contracts, Direct Loan and Premium Finance Contract origination will be emphasized as well. Moreover, management believes the acquisition of Thaxton Insurance in October 1996 will provide significant opportunities to cross-sell the Company's various financial products and services. The Company operates finance offices in a number of markets where Thaxton Insurance operates, and in many cases the profile of a Thaxton Insurance customer is similar to that of a Non-prime Borrower. An incentive program designed to reward employees who successfully pursue cross-selling opportunities was implemented during the fourth quarter of 1996. The Company is actively seeking to enter other financial services businesses.

o EXPERIENCED MANAGEMENT -- The management team in the Company's lending operations, including its regional supervisors and office managers, possesses extensive experience in consumer finance, most of which has involved lending to Non-prime Borrowers. The Company believes that the retention of this experienced management team is critical to the Company's ability to maintain credit quality, supervise its operations, and further expand its network of finance offices. The Company has also recently hired an experienced insurance professional to manage the independent insurance agency operations, in addition to adding other management personnel in that division of the business.

o EXPANSION OF THE COMPANY'S OFFICE NETWORK -- The Company currently has a total of 22 finance offices located in Georgia, North Carolina, South Carolina, Tennessee, and Virginia. The Company currently plans to open at least two additional finance offices in 1997 and 1998, either in the states where the Company currently operates or in adjacent southeastern states where the Company believes that its business strategy is likely to be successful. In deciding where to open additional finance offices, the Company intends to concentrate on smaller urban areas where the Company is able to hire experienced personnel who not only have substantial experience in the consumer finance industry but are also familiar with local market conditions and have existing relationships with local dealers. When management deems it to be advantageous to do so, the Company may choose to expand its finance office network through the acquisition of other independent finance companies. The Company will also seek opportunities to expand its insurance office network through acquisition of additional independent insurance agencies in markets management believes are attractive.

o INCENTIVE COMPENSATION FOR FINANCE OFFICE MANAGEMENT -- The Company rewards its finance office managers for business development by providing, in addition to a base salary, incentive compensation arrangements that are tied to the productivity of their respective offices. To ensure credit quality is maintained, however, finance office managers must keep their delinquent accounts within certain parameters and maintain a certain return on receivables before they are eligible to receive the incentive compensation.

o STRONG INDEPENDENT DEALER RELATIONSHIPS -- The Company emphasizes service by providing independent dealers from whom it purchases Automobile Sales Contracts with a timely, reliable, and consistent source of financing for purchases of used automobiles by Non-prime Borrowers. In hiring managers for existing and new finance offices, the Company seeks to identify and recruit individuals with existing relationships with dealers in targeted areas.


o FAVORABLE CREDIT LOSS EXPERIENCES - Although the Company's credit loss experience increased in 1996 compared to historical levels, the Company believes that over time its credit loss experience has been favorable due to its efficient servicing and collection practices and the ability of management to evaluate credit risks associated with the non-prime credit market. The Company believes that its policy of servicing all aspects of borrowers' accounts at the finance office which extends the credit, including collections, accounts receivable tracking, and delinquency resolution, has contributed to its favorable credit loss experience.

o SUPERVISION AND MONITORING OF FINANCE OFFICES -- The Company's senior management has established policies based on many years of experience in the non-prime credit market for close monitoring and supervision of all aspects of finance office operations, which serves as a counterbalance to the Company's otherwise decentralized operations. Each of the Company's three regional supervisors conduct unannounced visits to each finance office within their region twice annually to conduct an extensive review of its operations and all finance receivables recently originated. The supervisors' findings and recommendations are reported to senior management, and the supervisors are responsible for monitoring future compliance by finance office managers with their recommendations.

o MANAGEMENT INFORMATION SYSTEMS -- The management information systems used by the Company provide management with daily reports that contain critical operational information from each finance office. This information includes the daily volume of Automobile Sales Contracts purchased and Direct Loans made and repossession activities. The Company's premium finance business also is highly automated, using a separate management information system, and the insurance agency operations utilize one of the most widely used agency management systems available.

o NEW BUSINESS INITIATIVES - During the latter part of 1996, the Company entered into several new business activities. With the acquisition of Thaxton Insurance the Company began selling on an agency basis property and casualty, life, and accident and health insurance, through a network of 19 insurance offices located in North Carolina and South Carolina. The Company presently is developing strategies to increase the volume of premiums generated by those offices as well as improving the profitability of its insurance agency operations. In addition, the Company also began a mortgage brokerage operation during the fourth quarter of 1996. Certain of the Company's insurance offices are being utilized to take mortgage applications, which are reviewed for compliance with the underwriting standards of correspondent lenders at a central location. The Company is currently brokering mortgages at two locations and plans to expand the program to other locations during the latter half of 1997. The Company expects to originate both prime and non-prime mortgages. Presently all mortgage loans are being funded by correspondent lenders, which take ownership of the loan immediately upon closing. The Company takes no interest rate risk, and has no liability to the correspondent lenders in the event of default by the borrower. The Company receives a fee for originating the mortgage.

AUTOMOBILE SALES CONTRACT PURCHASES

         Set forth below is a description of the process that the Company follows in connection with its purchase of an Automobile Sales Contract from an independent dealer and the sale of ancillary insurance products.

         DEALER SOLICITATION. The Company solicits business from independent dealers through the business development efforts of the manager of each finance office and regional supervisors. Dealers in the area are evaluated by the office manager with a view to ensuring that the Company purchases Automobile Sales Contracts from reputable dealers carrying an inventory of quality used automobiles. A relationship with a dealer begins only after the soundness of the dealer's business is determined by a credit investigation of the dealer, inquiries with state regulatory agencies and inquiries of local civic and community organizations. The Company seeks to form relationships with dealers that have been independently operating for a sufficient period of time to have established a base of repeat customers with a track record of paying their obligations under Automobile Sales Contracts despite an otherwise non-prime credit history. The Company tracks the monthly performance of borrowers' accounts by dealer, allowing the Company to review and evaluate the quality of the Automobile Sales Contracts purchased from each dealer. This procedure allows the Company to terminate business dealings with a dealer quickly if the Automobile Sales Contracts purchased from that dealer have a higher than average rate of delinquency.

         DEALER AGREEMENTS. The Company enters into a non-exclusive agreement with each dealer (a "Dealer Agreement") which sets forth the terms and conditions under which the Company will purchase Automobile Sales Contracts. The Dealer Agreement provides that all Automobile Sales Contracts sold to the Company are without recourse to the dealer with respect to the credit risk of the borrower, except for Automobile Sales Contracts for vehicles sold to relatives or employees of the dealer. A Dealer Agreement includes representations and warranties of the dealer that relate generally to such matters as whether the dealer has (i) filed an application for a certificate of title showing a first lien in favor of the Company, (ii) obtained the full down payment specified in the Automobile Sales Contract either in cash or in the form of cash and an allowance for a vehicle trade-in and (iii) complied with applicable state and federal consumer credit protection laws relating to Automobile Sales Contracts. If the dealer breaches the terms of the Dealer Agreement with respect to any Automobile Sales Contract purchased by the Company or if the dealer's customer withholds payment as required under any Automobile Sales Contract because of a claim, defense, counterclaim, or setoff against the dealer, the dealer is obligated to repurchase the Automobile Sales Contract on demand by the Company for its net unpaid balance. If the purchaser of the automobile recovers any amount from the Company as a result of a claim against the dealer, the Dealer Agreement provides that the dealer will reimburse the Company for any amounts paid the customer and for any costs incurred as a result of such claim.

         The Dealer Agreement allows the Company to withhold a specified percentage of the principal amount of each Automobile Sales Contract purchased, an arrangement designed to protect the Company from credit losses on Automobile Sales Contracts. These dealer reserves, which range from five to 10% of the net amount of each Automobile Sales Contract purchased, are negotiated on a dealer-by-dealer basis and are subject to change based upon the collection history of the Automobile Sales Contracts purchased from each dealer. See "Management's Discussion and Analysis -- Credit Loss Experience."

         ORIGINATION OF AUTOMOBILE SALES CONTRACTS. Automobile Sales Contracts purchased by the Company are originated by dealers when they sell a used car at retail to a customer. The dealer completes and the customer signs a retail installment contract and security agreement (giving the dealer a security interest in the vehicle financed) on a printed form provided by the Company, which includes the extensive disclosures required by state and federal law regarding such matters as the annual percentage rate, the finance charge, the amount financed, the total amount of all scheduled payments, and the total sale price. The contract also includes a section where the customer may indicate whether he or she desires to purchase credit life and credit accident and health insurance, the premiums for which are included in the amount financed if the customer elects to purchase credit insurance. The printed form identifies the Company as the intended assignee of the contract and the terms and conditions of the assignment to the Company are printed on the back of the form. The form specifically provides that the terms of the assignment are subject to the terms of the Dealer Agreement between the Company and the dealer.

         The maximum interest rates on Automobile Sales Contracts originated in South Carolina are based upon the maximum rate filed by the originating dealer with state regulatory authorities. Such rates are not subject to a statutory maximum. The maximum interest rates on Automobile Sales Contracts originated in North Carolina are subject to a statutory maximum based on the model year of the vehicle. Rates on used automobile purchases range from 18% per annum on vehicles one or two model years old to 29% per annum on vehicles more than four model years old. Interest rates on Automobile Sales Contracts originated in Virginia, Georgia, and Tennessee are not subject to regulation. The actual interest rate on an Automobile Sales Contract is set within statutory limits, if applicable, based upon the credit profile of the borrower, the make, model and condition of the collateral and market conditions.

         CREDIT EVALUATION AND APPROVAL PROCEDURES. The Company applies underwriting standards in purchasing Automobile Sales Contracts that take into account principally the degree of a proposed buyer's creditworthiness and the collateral value of the vehicle being financed. If a borrower elects to finance the purchase of an automobile through a dealer with whom the Company has an established relationship, which is typically the case, the dealer will submit the borrower's credit application to the Company for review and proposed transaction terms. The office manager, or other office personnel under the manager's supervision, conducts the credit evaluation review. This review generally takes into account, among other things, the borrower's credit history, ability to pay, stability of residence, employment history, income, discretionary income, and debt service ratio, as well as the collateral value of the vehicle. The borrower's credit history is assessed principally through the evaluation of a credit bureau report which is obtained immediately after receipt of an application from a dealer. The Company uses a standard application analysis score sheet to conduct a credit evaluation that incorporates the factors described above. Unless the borrower's total score falls below a specified cutoff point, the office manager has the authority to approve the purchase of the Automobile Sales Contract, up to his credit limit, with no further review. If the borrower's total score falls below the specified cut-off point, the office manager must receive approval from a regional supervisor before approving the application for credit.

         Generally, the Company will not finance more than 100% of the average trade-in value of the automobile as set forth in the current edition of the National Association of Automobile Dealers Official Used Car Guide and requires that a borrower make a down payment of at least 10% of the purchase price. In certain limited instances when the borrower is unable to make a sufficiently large down payment, the Company will agree to purchase the Automobile Sales Contract but will issue to the dealer a "deferred certificate" for the difference between the average trade-in value of the automobile and the portion of the sale price not covered by the borrower's down payment. Only when the borrower has paid the entire balance of the Automobile Sales Contract is the Company obligated to pay to the dealer the amount of the deferred certificate.

         AUTOMOBILE SALES CONTRACT PURCHASES. Upon consummation of the sale of the automobile to the borrower, the dealer delivers all required documentation to the Company's office. The required documentation includes the executed Automobile Sales Contract, proof of title indicating the Company's lien, an odometer statement confirming the vehicle's mileage, proof that the automobile is insured with the Company designated as loss payee and any supporting documentation the Company specified in its conditional approval of the purchase. Only when compliance with these requirements is verified, does the Company remit funds to the dealer.

         BULK PURCHASES OF AUTOMOBILE SALES CONTRACTS. From time to time the Company purchases Automobile Sales Contracts in bulk from dealers who have originated and accumulated contracts over a period of time. By doing so, the Company is able to obtain large volumes of Automobile Sales Contracts in a cost-effective manner. The Company applies underwriting standards in purchasing Automobile Sales Contracts that take into account principally the borrowers' payment history and the collateral value of the automobiles financed. Such purchases are typically made at discounts ranging from 25% to 50% of the financed portion of the Automobile Sales Contracts. There generally are no dealer reserve arrangements on bulk purchases. In connection with such bulk purchases, the Company reviews all credit evaluation information collected by the dealer and reviews the servicing and collection history of the Automobile Sales Contracts and obtains the required supporting documents.

         SALES OF INSURANCE PRODUCTS IN FINANCE OFFICES. In connection with the origination of Automobile Sales Contracts, the Company offers, as agent, credit life, and credit accident and health insurance. Borrowers under Automobile Sales Contracts and Direct Loans secured by automobiles generally must obtain comprehensive collision insurance on the automobile that designates the Company as loss payee. If the borrower allows such insurance to lapse during the term of the contract or loan, the Company will purchase a vendors' single interest insurance policy, which insures the Company against a total loss on the automobile, and add the cost of the premium to the borrower's account balance. The Company also offers, as agent, limited physical damage insurance, which satisfies the requirement that the borrower purchase comprehensive collision insurance. Limited physical damage insurance is a modified form of collision insurance that will pay the borrower or the Company the lesser of (i) the cost of repairs, less a designated deductible amount, (ii) the actual cash value of the automobile, less a designated deductible amount or (iii) the net unpaid contract or loan balance, less any delinquent payments. The Company receives commissions on the sales of insurance equal to 20% of the premiums on credit life and credit accident and health insurance and 25% of the premiums on limited physical damage coverage.

DIRECT LOANS PROGRAM

         The Company has been in the business of making Direct Loans to Non-prime Borrowers since 1985. Direct Loans are typically sought by such borrowers to meet short-term cash needs, finance the purchase of consumer goods or refinance existing indebtedness. Generally, less than 10% of Direct Loans are secured by first or second liens on real property. The remainder are secured by personal property or are unsecured. The typical original term on a Direct Loan is 15 months. In South Carolina and Tennessee, where there is no limit on the maximum interest rate the Company may charge on Direct Loans, the Company has a posted maximum rate of 69% per annum, which it may not exceed until the Company files a higher maximum rate with the state regulatory authorities. In North Carolina, the Company generally charges the maximum interest rates permitted by law for such loans, which range from 18% to 30% per annum, depending upon the amount financed. The Company currently does not make Direct Loans in Georgia or Virginia. The actual interest rate on a Direct Loan is set within statutory limits, if applicable, based upon the credit profile of the borrower, the type and value of any collateral and market conditions.

         The credit evaluation procedures employed by the Company in connection with Direct Loans are, with the exception of loans secured by real estate, similar to the credit evaluation procedures employed in connection with the purchase of Automobile Sales Contracts. The value of the collateral, if any, however, is a far less significant factor in the Company's credit evaluation of a Direct Loan. Instead, the Company places its primary emphasis on the ratio of the anticipated debt service to the borrower's disposable income. Direct Loans not secured by real estate are approved by office managers. If the loan is to be secured by real estate, the Company obtains an appraisal of the property, obtains a title opinion from an attorney and verifies filing of a mortgage or deed of trust before disbursement of funds to the borrower. The Company generally will not loan an amount in excess of 50% of the appraised value of the real estate or, in the case of a home equity loan, 50% of the borrower's equity in the property. All applications for Direct Loans secured by real estate must be approved by the Company's President or Executive Vice President.

         In connection with making Direct Loans, the Company also offers, as agent, credit life and credit accident and health insurance on terms and conditions similar to those on which it sells such credit insurance in conjunction with the purchase of Automobile Sales Contracts. On all Direct Loans that are secured by personal property other than a used car, the Company, in lieu of filing financing statements to perfect its security interest in the collateral, purchases non-filing insurance from an unaffiliated insurer. The Company charges its customers on such loans an amount approximately equal to the filing fees that would have been charged to the customer if the Company had filed financing statements to perfect its security interest, which amount is typically included in the amount of the loan. The Company uses such amount to pay premiums for non-filing insurance against losses resulting from failure to file. Under the Company's non-filing insurance arrangements, approximately 90% of the premiums paid are refunded to the Company on a quarterly basis and are netted against charge-offs for the period.

SERVICING AND COLLECTION OF AUTOMOBILE SALES CONTRACTS AND DIRECT LOANS

         The Company has a staff of experienced personnel to collect, account for, and post all payments received using a computerized management information system to track each borrower's account activity. The Company's computer system provides office personnel with access to all information contained in the customer's contract including the amount of the contract, maturity, interest rate, vehicle and reference information and payment history. Customer service personnel in each finance office also respond to borrower inquiries, investigate delinquencies and communicate with borrowers to obtain timely payments, monitor the insurance coverage of the automobile serving as collateral, and, when necessary, repossess financed automobiles.

         When an Automobile Sales Contract is purchased or a Direct Loan is made, the finance office personnel follow procedures that are designed to ensure that borrowers understand their obligations and the terms of the Automobile Sales Contract or Direct Loan. Particular emphasis is placed on the amount and due date of each payment, the Company's expectations regarding the timely receipt of payments and maintenance of insurance coverage, and the Company's delinquency and repossession policies. The Company provides payment coupon books to borrowers to remind them of their monthly payment obligations.

         Finance office personnel typically contact borrowers by telephone whose payments are not received within one or two days after the due date of a payment. A customer service representative in the office continues to contact the delinquent borrower by telephone and, in some instances by mail, until payment has been received. When a delinquent borrower brings his account current, the Company places special emphasis on getting assurances from the borrower that he or she will make the next payment on the due date. The Company believes that early and frequent contact with delinquent borrowers reinforces their recognition of their obligation and the Company's expectation for timely payment. The Company's policy for payment deferments is to permit no more than two in a twelve-month period on Direct Loans. Payment deferments on Automobile Sales Contracts are granted only upon review by the office manager of the Company's equity position and the borrower's needs.

         The Company's repossession policy on Automobile Sales Contracts and Direct Loans secured by automobiles is administered on a case-by-case basis. The Company's policy is to work with a delinquent borrower for a brief period to permit the customer to keep the car and continue making payments to the Company. However, should a borrower become seriously delinquent or should the office personnel determine the borrower is not dealing in good faith, the Company repossesses the borrower's car. In most instances, repossessions are handled by the Company's employees. Most automobiles are repossessed 30-45 days after the account initially becomes delinquent, although in some cases repossessions occur in less than 30 days. Repossessed vehicles are generally sold by independent dealers on a consignment basis for the Company or through wholesale automobile auctions. See "Management's Discussion and Analysis -- Credit Loss Experience."

PREMIUM FINANCE

         The Company is engaged in the business of providing short-term financing of insurance premiums, primarily for personal lines of insurance such as automobile insurance purchased by Non-prime Borrowers, indirectly through independent insurance agents. Most agents who refer premium finance business to the Company are located in North Carolina, South Carolina, and Virginia and represent insurance companies that either have a rating of C+ or better from A.M. Best & Company or participate in state-guaranteed reinsurance facilities. A small amount of the Company's business involves financing premiums for commercial lines of insurance for small businesses, including property and casualty, business automobile, general liability, and workers' compensation. The Company also periodically makes bulk purchases of Premium Finance Contracts. A substantial amount of the Company's premium finance business is derived from customers of the 19 insurance offices owned by Thaxton Insurance.

         When an individual purchasing insurance through an agent with whom the Company has an established relationship is unable to pay the full amount of the premium, the agent will offer a Premium Finance Contract that allows the insured to make a down payment and finance the balance of the premium. Because the Company is able to cancel the insurance policy generally within a period of 23 to 28 days after the due date of a delinquent payment and receive a refund of the unearned portion of the premium, the creditworthiness of the insured is a less important factor than the size of the down payment and an efficient and effective system for servicing and collecting the portfolio of Premium Finance Contracts.

         The typical term of a Premium Finance Contract ranges from three to eight months depending primarily upon the term of the underlying insurance policy, which in most cases is six months but in some cases may be as long as 12 months. The required down payment ranges from 20% to 50% of the premium depending upon the state in which the insured resides, the term of the underlying insurance contract, the identity of the referring agency and the insured's financial circumstances. The smaller the down payment by the customer on a Premium Finance Contract (and the resulting higher original principal balance of the loan), the greater the Company's risk that the amount of the unearned premium at the time of a payment default will not be sufficient to cover the unpaid principal balance of the loan. Conversely, the higher the down payment (and the resulting lower original principal balance of the loan), the lower the Company's risk of loss in the event of a payment default. The Company allows a down payment of 20% only on Premium Finance Contracts for policies sold by certain "non-standard" insurance agencies operated by Thaxton Insurance in North Carolina. At December 31, 1996, such Premium Finance Contracts represented approximately $1.1 million, or 36%, of total Premium Finance Contracts outstanding. Because the original principal balance of such Premium Finance Contracts is larger than it would be if higher percentage down payments were required, the Company's risk of loss is increased.

         The Company generally imposes the maximum finance charges and late fees permitted by law for Premium Finance Contracts, which are subject to extensive regulation in the states where the Company engages in this business. All of the states in which the Company operates permit assessment of a fee of up to $15 on each Premium Finance Contract and a maximum interest rate of 12% per annum. After the Premium Finance Contract is originated, the Company sends the insured a payment coupon book to serve as a reminder of the payment due dates. Although most payments are received by mail, in some instances payments are made directly to the agent who wrote the underlying insurance contract and then forwarded to the Company. If a payment is not received by the sixth day after the due date, a late fee is added to the past due payment and a notice of intent to cancel the underlying insurance policy is mailed to the insured. If payment is not received by the 10th day after the notice of intent to cancel is mailed (the 15th day in South Carolina), the Company mails a notice of cancellation advising the insured that the Company will cancel the underlying insurance policy in seven days unless payment is received. If the insured fails to make payment by the seventh day, using a power of attorney provided by the insured at the time the insurance was purchased, the Company notifies the insurance company to cancel the underlying insurance policy. Upon receipt of this notice the insurance company remits to the Company the unearned portion of the premium, if any. The Company's procedures for providing notices to borrowers are set up to provide a parallel set of notices to the agent who wrote the underlying insurance policy.

INSURANCE AGENCY OPERATIONS

         With the acquisition of Thaxton Insurance in October 1996, the Company began selling on an agency basis various lines of automobile, property and casualty, life, and accident and health insurance. Thaxton Insurance does not assume any underwriting risk in connection with its insurance agency activities. All underwriting risk is assumed by the insurance companies represented by Thaxton Insurance. Thaxton Insurance is paid a commission by the insurance company for which business is placed. On some policies, Thaxton Insurance is eligible for additional commission payments (profit sharing) if the loss experience on the business falls below specified levels. At December 31, 1996, Thaxton Insurance had approximately 28,500 insurance customers.

FINANCING

         The maintenance of sufficient capital resources to support its operations is integral to the Company's business and growth strategy. The Company's external capital resources presently consist of a credit facility extended by Finova, a note secured by the Company's airplane, and unsecured notes payable to two insurance companies and certain unrelated individuals. See "Management's Discussion and Analysis -- Liquidity and Capital Resources."

         The Revolving Credit Facility, which was restructured on September 3, 1997 to increase the maximum borrowings available thereunder from $80 million to $100 million, is extended by Finova and matures on August 31, 1999. The facility consists of six tranches. The primary tranche is used to finance consumer receivables and provides for advances of up to $100 million, less any amounts advanced under the secondary tranches. Tranche B allows the Company to borrow up to $10 million against a higher percentage of Net Finance Receivables than under the primary tranche. The Company borrows against Tranche B only when it has exhausted available borrowings under the primary tranche. The Revolving Credit Facility also provides a $5 million tranche dedicated to nonconsumer receivables, a $25 million tranche established to provide a mortgage loan warehouse facility, a $10 million tranche which permits borrowings against insurance commissions generated by Thaxton Insurance, and a $7 million tranche to finance future acquisitions. The interest rate for borrowings is the prime rate published by Citibank, N.A. (or other money center bank designated by Finova) plus one percent per annum for the primary tranche, the nonconsumer receivable tranche, and the mortgage loan tranche, plus five percent per annum for Tranche B and the acquisition tranche, and plus two percent for the insurance commission tranche. The interest rate is adjusted monthly to reflect fluctuations in the designated prime rate. Accrued interest on borrowings is due monthly. Principal is due in full on the maturity date and can be prepaid without penalty. The Revolving Credit Facility is secured by substantially all of the Company's assets and requires the Company to comply with certain restrictive covenants, including covenants to maintain a certain debt to equity ratio, tangible net worth, annual net income within prescribed limits, and a covenant to limit annual distributions to common shareholders to 25% of net income.

         At March 14, 1997, the Company had approximately $1.0 million of unsecured debt. This debt includes a note payable to American Bankers Insurance Company of Florida in the amount of $500,000 which matures on May 16, 1998 and bears interest at the prime rate reported in The Wall Street Journal plus two percent, which is adjusted quarterly to reflect fluctuations in the prime rate. The Company also has a note payable to Kramer-Wilson Company Insurance Services in the amount of $250,000 which is callable upon 60 days notice and bears interest at a designated prime rate plus two percent, adjusted monthly. The balance of the Company's unsecured debt on such date consisted of notes payable to certain unrelated individuals. These notes bear interest at rates ranging from eight percent to 12% per annum payable on a quarterly or annual basis. In addition, at December 31, 1996 the Company had a note payable to Green Tree Financial Services Corporation in the amount of $540,600. This note bears interest at 8.99% per annum, payable monthly, and is secured by an airplane owned by the Company.

         The Company has filed a registration statement with the State of South Carolina covering up to $10 million of short-term, subordinated notes which are being sold in an intrastate public offering. These notes bear interest at rates substantially lower than those available under the Revolving Credit Facility.

COMPETITION

         The non-prime consumer credit market for used automobile finance and personal loans is highly competitive and fragmented. Historically, commercial banks, savings and loans, credit unions, financing arms of automobile manufacturers and other lenders providing traditional consumer financing have not consistently served the non-prime segment of the consumer finance market. Recently, however, several large bank holding companies have acquired used automobile finance companies in an effort to recapture some of the customers their bank subsidiaries have rejected on the basis of their rigid credit scoring systems. The Company faces increasing competition from a number of companies providing similar financing to individuals that cannot qualify for traditional financing. These include a number of well-capitalized public companies which have only recently entered the business of purchasing Automobile Sales Contracts and are seeking to rapidly expand their business. Management believes that currently its primary competitor is TransSouth Financial Corporation, a financial services company, which operates in most of the markets where the Company operates. The Company also competes with numerous small, regional consumer finance companies. Many of these competitors or potential competitors, including TransSouth Financial Corporation, have significantly greater resources than the Company and have pre-existing relationships with established networks of dealers. To the extent that any of such lenders significantly expand their activities in the markets where the Company operates or plans to operate, the Company could be materially adversely effected. The basis on which the Company competes with others in used car financing is primarily the price paid for Automobile Sales Contracts, which is a function of the amount of the dealer reserve, and the reliability of service to participating dealers. The basis on which the Company competes with others in making Direct Loans is the interest rate charged and customer service.

         The size of the Company's average Automobile Sales Contract is considerably smaller than that of many other companies engaged in purchasing Automobile Sales Contracts. The Company believes this is due in large part to the fact that most of the Company's competitors are seeking to do business primarily with franchised dealers selling late-model, lower mileage used automobiles for significantly higher prices than the automobiles offered for sale by the independent dealers with which the Company has relationships, which tend to be somewhat older, higher mileage vehicles. Because the costs of servicing and collecting a portfolio of finance receivables increases with the number of accounts included in the portfolio, management believes that many apparent potential competitors will choose not to do business with the type of dealer targeted by the Company.

         The premium finance business, particularly for personal lines of insurance, also is highly fragmented and competitive. Because interest rates are highly regulated, competition is primarily on the basis of customer service, response time, and the required amount of down payment. There are numerous independent finance companies specializing in premium finance for personal lines of insurance. In addition, many independent insurance agencies finance premiums for their customers either directly or through an affiliate. Some bank holding companies have subsidiaries that finance premiums on insurance sold by other subsidiaries of the holding company as well as by independent agents.

         Competition among independent insurance agencies is intense. There are numerous other independent agencies in most of the markets where the Company's insurance offices are located. There are also direct agents for various insurance companies located in some of the Company's markets. The Company competes primarily on the basis of service and convenience. The Company attempts to develop and maintain long-term customer relationships through low employee turnover and responsive service representatives and offers virtually all types of insurance products.

REGULATION

         Consumer finance companies are subject to extensive supervision and regulation under state and federal statutes and regulations. Depending upon the nature of the transactions entered into by the consumer finance company and the states in which it does business, governmental statutes and regulations may require the lender to obtain licenses and meet specified minimum qualifications, limit the interest rates, fees and other charges for which the borrower may be assessed, limit or prescribe certain other terms and conditions of the financing, govern the sale and terms of related insurance products, and define and limit the right to repossess and sell collateral.

         The relevant federal statutes include the Truth In Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and the Real Estate Settlement Procedures Act ("RESPA"). These statutes generally are enforced against consumer finance companies by the Federal Trade Commission and are supplemented by regulations promulgated by this and other federal agencies. In general, these laws require the Company to provide certain disclosures to prospective borrowers, prohibit misleading advertising, protect against discriminatory lending practices, and prohibit unfair credit practices. Among the principal disclosure items under the Truth In Lending Act are the terms of repayment, the final maturity, the total finance charge, and the annual percentage rate charged on each loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age, or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer credit reporting agency. Regulations promulgated by the Federal Trade Commission limit the types of property a creditor may accept as collateral to secure a consumer loan and provide for the preservation of the consumer's claims and defenses when a consumer obligation such as an Automobile Sales Contract is assigned to a subsequent holder. RESPA imposes specific disclosure requirements, escrow account and borrower inquiry procedures, and kickback and referral fee prohibitions upon lenders whose portfolio of receivables secured by first or second liens on residential real property exceeds a specified dollar amount.

         The Company presently purchases Automobile Sales Contracts in Georgia, North Carolina, South Carolina, Tennessee, and Virginia, originates Direct Loans in South Carolina, North Carolina and Tennessee, and originates Premium Finance Loans in North Carolina, South Carolina, and Virginia. Interest rates on Premium Finance Contracts are subject to statutory ceilings in all three states. See "Premium Finance." Interest rates on Automobile Sales Contracts are subject to statutory ceilings only in North Carolina. See "Automobile Sales Contract Purchases -- Origination of Automobile Sales Contracts." Direct Loans are subject to statutory ceilings only in North Carolina and Tennessee. See "Direct Loans Program." Each state regulates other aspects of the Company's business, such as charges for insurance, forms of collateral, application of payments, default charges, repossession, and disclosure matters, in varying degrees. Such regulations may require the licensing of the Company or one or more of its finance offices. The Company's finance offices also may be subject to periodic examination by the division of state government charged with enforcing consumer finance statutes and regulations. In some instances, state statutes and regulations impose more stringent disclosure and antidiscriminatory provisions than comparable federal provisions and may impose specific statutory liabilities upon and create causes of action against creditors who fail to comply with such provisions.

         The Company also is subject to state statutes and regulations governing insurance agents in connection with sales of credit and other insurance. These provisions may require that officers and employees involved in the sale of insurance products be licensed, govern the commissions that may be paid to agents in connection with the sale of credit insurance, and limit the premium amount charged for insurance.

         Management believes the Company operates in substantial compliance with all applicable statutes and regulations relevant to its consumer finance and insurance agency activities and that Automobile Sales Contracts purchased individually or in bulk have been originated in compliance with these provisions. Violations of the provisions described above may result in private actions for damages, claims for refunds of payments made, certain fines and penalties, injunctions against prohibited practices, the potential forfeiture of rights to repayment of loans, and the revocation of licenses granted by state regulatory authorities. Adverse changes in the statutes and regulations to which the Company's business is subject, or in the enforcement or interpretation thereof, could have a material adverse effect on the Company's business. Moreover, a reduction in the existing statutory maximum rates or the imposition of maximum rates below those presently charged by the Company in unregulated jurisdictions would directly impair the Company's profitability.

EMPLOYEES

         As of December 31, 1996, the Company employed 198 persons, none of whom was covered by a collective bargaining agreement. Of that total, 26 were located in the Company's headquarters in Lancaster, South Carolina and 172 were located in the Company's other offices. Management generally considers its relationships with its employees to be good.

PROPERTY

         The Company's executive offices are located in Lancaster, South Carolina in a leased office facility of approximately 12,000 square feet. The lease expires in September 1999, but includes an option to renew for an additional five-year term. The Company leases the facilities, in some instances from affiliates, in which its branch offices are located. These offices range in size from approximately 800 square feet to 2,200 square feet, and are under leases expiring on dates ranging from April 1997 to December 2001, most of which include renewal options for periods ranging from two to five years. The monthly rental rates for such offices range from $300 to $5,100 per month. Since most of the Company's business with dealers is conducted by facsimile machine and telephone, management does not believe that the particular locations of its finance offices are critical to its business of purchasing Automobile Sales Contracts or its premium finance operations. Location is somewhat more important for the Company's Direct Loan and insurance agency operations. However, other satisfactory locations are generally available for lease at comparable rates and for comparable terms in each market served by the Company.

LEGAL PROCEEDINGS

         The Company presently is not a party to any legal proceedings nor is management aware of any material threatened litigation against the Company.

                         MARKET FOR THE COMMON STOCK AND
                           RELATED SHAREHOLDER MATTERS

MARKET AND DIVIDEND INFORMATION

         Due to the relatively small number of shares held by persons who are not affiliates of the Company, there is no active and liquid trading market for the Common Stock. The Common Stock trades occasionally in the over-the-counter market and is quoted in the OTC Bulletin Board Service operated by the NASD. At August 28, 1997 there were 276 holders of record of the Common Stock. The following table presents high and low bid information for the Common Stock during the periods indicated. These quotations reflect prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.


                                                      HIGH                 LOW

First quarter 1996                                  $10.00               $9.13

Second quarter 1996                                  10.25                8.75

Third quarter 1996                                   10.25                9.00

Fourth quarter 1996                                  11.00               10.00

First Quarter 1997                                   11.00                9.00

Second Quarter 1997                                  10.00                9.00

Third quarter 1997                                   10.00                8.50


         The Company has not paid any dividends on Common Stock during the past two years. See "Dividend Policy."



RECENT PURCHASES OF THE COMMON STOCK BY THE COMPANY

         The Company purchased 300 shares of Common Stock on August 20, 1997 at a price of $9.50 per share and 600 shares of Common Stock on September 10, 1997 at a price of $10.00 per share. In both cases, the shares were purchased in unsolicited transactions from a broker-dealer that makes a market in the Common Stock. No other purchases of the Common Stock were made by the Company during the 40 business days prior to the date of this Prospectus.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Company's directors and executive officers and their ages as of August 28, 1997 were as follows:

           NAME                                       AGE          POSITION

           James D. Thaxton.........................  50           Chairman of the Board,  President  and Chief
                                                                        Executive Officer

           Robert L. Wilson.........................  57           Executive Vice  President,  Chief  Operating
                                                                        Officer and a Director

           Kenneth H. James.........................  44           Vice  President,  Chief  Financial  Officer,
                                                                        Treasurer, Secretary, and a Director

           C.L. Thaxton, Sr.........................  74           Director

           Jack W. Robinson*........................  67           Director

           Perry L. Mungo*..........................  60           Director

*  Denotes members of Audit and Compensation Committees.

         JAMES D. THAXTON has served as Chairman of the Board, President and Chief Executive Officer of the Company since it was founded. Prior to joining the Company, Mr. Thaxton was an insurance agent at C.L. Frates & Company in Oklahoma City, Oklahoma from 1974 to 1976. From 1972 to 1973, he was employed as an underwriter by United States Fidelity and Guaranty. James D. Thaxton is the son of C.L. Thaxton, Sr.

         ROBERT L. WILSON joined the Company in January 1991 and has served since July 1991, as its Executive Vice President, Chief Operating Officer and a director. From October 1988 until July 1990, Mr. Wilson served as Operations Manager of MANH - Financial Services Corp. For more than 25 years prior thereto, Mr. Wilson served in various positions with American Credit Corporation and its successor, Barclays American Corporation, including as Southeastern Regional Manager and Executive Vice President of Barclays American Credit Division.

         KENNETH H. JAMES joined the Company in August 1995. Prior thereto, he was employed by General Electric Capital Mortgage Corporation since 1980, holding the positions of First Vice President and Comptroller of the Mortgage Insurance group. From 1979 to 1980 Mr. James was employed by the North Carolina Department of Insurance as an Insurance Company Examiner. From 1975 to 1979 Mr. James was employed by FCX, Inc., holding the positions of Assistant Controller, Tax Manager and Internal Auditor.

         C.L. THAXTON, SR. has served on the Board of Directors of the Company since it was founded. Mr. Thaxton is a director of Thaxton Insurance, which he founded in 1950 and is the manager of its Pageland office. Mr. Thaxton is the father of James D. Thaxton.

         JACK W. ROBINSON became a director in August 1995. Since 1988, he has served as the President, Chief Executive Officer and principal owner of MMC Holding, Inc., which through its principal subsidiary is engaged in mica mining.

         PERRY L. MUNGO became a director in August 1995. Since 1983, he has served as the President, Chief Executive Officer and principal owner of P.F. & P.L. Mungo, Inc., a privately-owned industrial and commercial construction company.

         All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. The Company's executive officers are appointed by and serve at the discretion of the Board of Directors.

         The Board of Directors has established a Compensation Committee which makes recommendations concerning salaries and incentive compensation for executive officers and other employees of the Company and administers the Company's stock plans. The Board has also established an Audit Committee, which recommends to the Board of Directors the selection of the Company's independent auditors and reviews the results and scope of the audit and other services provided by the independent auditors. Messrs. Robinson and Mungo are the members of the Compensation and Audit Committees. Directors do not receive any compensation from the Company for their service as members of the Board of Directors. All directors are reimbursed for reasonable expenses incurred by them in attending Board and Board committee meetings.

EXECUTIVE COMPENSATION

         The table below shows the compensation paid or accrued by the Company, for the year ended December 31, 1996, to or for the account of the Chief Executive Officer and its only other executive officer whose total salary and bonus exceeded $100,000 during 1996 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                    ANNUAL COMPENSATION                   COMPENSATION
                                                                                        -----------------
                                           ---------- -- ------------ --- ----------
                                                                                           RESTRICTED
                                             YEAR          SALARY           BONUS            STOCK
       NAME AND PRINCIPAL POSITION            ($)            ($)             ($)           AWARD ($)
       --------------------------------    ----------    ------------     ----------    -----------------
       James D. Thaxton,                     1996             83,908         66,037           ---
           President and Chief               1995             74.513         10,100           ---
           Executive Officer

       Robert L. Wilson,                     1996            130,507        127,747           ---
            Executive Vice President         1995            123,076         32,985           900,000(1)

       ---------------
    (1) On December 29, 1995, Mr. Wilson was awarded 100,000 shares of restricted Common Stock. Subject to his continued employment by the Company, the award will vest in ten annual installments which commenced on the date of the grant. At December 31, 1996, 80,000 shares of the award remained subject to restriction and, notwithstanding such restriction, had a market value of approximately $880,000 on that date. See "Market for the Common Stock and Related Shareholder Matters." Mr. Wilson is entitled to vote and receive dividends on the restricted shares.

                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock at August 28, 1997 by: (i) the only person who is the beneficial owner of more than five percent of the outstanding common stock; (ii) each director; and (iii) directors and officers of the Company as a group.



                                                                                               PERCENTAGE OF COMMON
                                                              NUMBER OF SHARES AND              STOCK OUTSTANDING
           NAME OF BENEFICIAL OWNER                      NATURE OF BENEFICIAL OWNERSHIP
                                                        ----------------------------------     ---------------------
           ---------------------------------------


           James D. Thaxton                                    3,248,000(2)                             82.8%
           Robert L. Wilson                                      100,000                                 2.5
           Kenneth H. James                                        1,111                                 *
           C. L. Thaxton, Sr.                                     55,555(3)                              1.4
           Jack W. Robinson                                      113,403(4)                              2.9
           Perry L. Mungo                                         29,000                                 *
           Directors and officers
           as a group(6)                                       3,547,069                                90.4

         ---------------
         (1)    An asterisk (*) indicates less than one percent.
         (2) Includes 1,112,828 shares held by a family limited partnership as to which Mr. Thaxton shares voting and investment power.
         (3) Includes 37,222 shares held of record by Mr. Thaxton's spouse, Katherine D. Thaxton, as to which Mr. Thaxton shares voting and investment power.
         (4) Includes 4,400 shares held of record by Mr. Robinson's spouse, Kathryn H. Robinson, as to which Mr. Robinson shares voting and investment power.


                              CERTAIN TRANSACTIONS

ISSUANCE OF SERIES B PREFERRED STOCK

         The Company has entered into an agreement with Jack W. Robinson and certain of his affiliates pursuant to which they will exchange 30,925 shares of Common Stock for an equal number of shares of the Company's Series B Redeemable Convertible Preferred Stock (the "Series B Preferred Stock"). The terms of the Series B Preferred Stock are identical to the Series A Preferred Stock except that dividends thereon are payable, at the Company's option, in additional shares of Series B Preferred Stock. See "Description of Capital Stock -- Preferred Stock." The transaction will not be registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering and is expected to close during the fourth quarter of 1997.

ACQUISITION OF THAXTON INSURANCE

         On October 31, 1996, the Company acquired Thaxton Insurance by exchanging 300,000 shares of Common Stock for all of the outstanding capital stock of Thaxton Insurance. Based upon the high and low bid information available for the Common Stock on that date, the market value of the shares issued in the acquisition was $3,150,000. See "Market for the Common Stock and Related Shareholder Matters." At the time of the acquisition, Thaxton Insurance operated 18 insurance offices in North and South Carolina. The number of shares issued in the transaction was determined based upon a multiple of gross commissions collected by Thaxton Insurance during the twelve-month period ended December 31, 1995, which were approximately $3.7 million, and the market value of the Company's shares issued in this transaction, taking into account the transferability restrictions applicable thereto. The capital stock of Thaxton Insurance was acquired from James D. Thaxton, William H. Thaxton, and Calvin L. Thaxton, Jr. James D. Thaxton is an executive officer, a director, and the majority shareholder of the Company. William H. Thaxton and Calvin L. Thaxton, Jr. are James D. Thaxton's brothers and all three are sons of Calvin L. Thaxton, Sr., a director of the Company. The transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

CONVERSION AND REPAYMENT OF SUBORDINATED DEBT

         Concurrent with the closing of the Company's initial public offering of Common Stock on December 29, 1995, $1.0 million of subordinated debt held by affiliates of the Company was converted into 111,111 shares of Common Stock. Of that number, 55,556, 18,333 and 37,222 shares were issued to Thaxton Insurance,
C. L. Thaxton, Sr., and Katherine D. Thaxton, respectively. James D. Thaxton owned a one-third interest in Thaxton Insurance at the time of the conversion.
C. L. Thaxton, Sr. is a director of the Company and Katherine D. Thaxton is his spouse. The Company also repaid $1.0 million of subordinated debt to Thaxton Insurance on that date. The subordinated debt converted into Common Stock represented notes payable that were to mature in August 1997 and April 1998. The notes paid interest at an annual rate of ten percent, or the prime rate of a specified bank plus one percent, whichever amount was greater.


                         SHARES ELIGIBLE FOR FUTURE SALE

         The 400,000 shares of Series A Preferred Stock that may be issued in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company (as that term is defined under the Securities Act). Shares of Series A Preferred Stock acquired by an affiliate will be subject to the resale limitations of Rule 144 under the Securities Act.


         As of the date of this Prospectus, there are 3,919,983 shares of Common Stock outstanding. Included in this amount are 412,791 shares of restricted securities that are presently eligible for resale under Rule 144. All of the 30,925 shares of Series B Preferred Stock will be restricted securities that will become eligible for resale under Rule 144 one year from the date of issuance. See "Certain Transactions."


         In general, under Rule 144 a person who has beneficially owned for at least one year securities privately acquired directly or indirectly from the issuer or an affiliate of the issuer, and persons who are affiliates of the issuer, are entitled to sell within any three-month period a number of securities that does not exceed the greater of (i) one percent of the outstanding shares or other units of that class outstanding or (ii) the average weekly trading volume in that class during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

         Prior to this Offering, there has been no market for the Series A Preferred Stock and no active and liquid trading market for the Common Stock. No predictions can be made with respect to the effect, if any, that public resales of shares of either class or the availability of such shares for resale will have on the market prices of these securities during and after completion of this Offering. Sales of substantial amounts of the Series A Preferred Stock or the Common Stock in the public markets during or following this Offering, or the perception that such sales may occur, could adversely affect the market price of these securities or the ability of the Company to raise additional capital through sales of its equity securities.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Moore & Van Allen, PLLC, Charlotte, North Carolina.

                                     EXPERTS



         The consolidated financial statements of The Thaxton Group, Inc. as of December 31, 1995 and 1996 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.




                              AVAILABLE INFORMATION

         The Company has filed a Registration Statement on Form S-4, including amendments thereto (the Registration Statement), relating to the securities offered hereby with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document to which reference is made are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits, and schedules. A copy of the Registration Statement may be inspected without charge at the Commission's principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of the Registration Statement, including the exhibits thereto, may be obtained, upon payment of the prescribed fees, at such offices of the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering and Retrieval System ("EDGAR") are publicly available through the Commission's site on the Internet's World Wide Web, located at HTTP:// WWW.SEC.GOV. The Registration Statement, including all exhibits thereto, has been filed with the Commission via EDGAR.

         The Company elects to file annual, quarterly, and current reports and other information periodically with the Commission pursuant to Section 15(d) of the Exchange Act. Such reports and other information are available for inspection and copying at the Commission's Washington D.C. office and the Northeast and Midwest Regional Offices.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                            PAGE
THE THAXTON GROUP, INC.

Independent auditors' report..............................................................................   F-2
Consolidated balance sheets as of December 31,
  1995 and 1996 and June 30, 1997 (unaudited).............................................................   F-3
Consolidated statements of income for the
  years ended December 31, 1995 and 1996
  and the six months ended June 30, 1996 and
  1997 (unaudited)........................................................................................   F-4
Consolidated statements of stockholders' equity
  for the years ended December 31, 1995
  and 1996 and the six months ended June 30,
  1996 and 1997 (unaudited)...............................................................................   F-5
Consolidated statements of cash flows for the
  years ended December 31, 1995 and 1996
  and the six months ended June 30, 1996 and 1997
  (unaudited).............................................................................................   F-6
Notes to consolidated financial statements................................................................   F-7


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
The Thaxton Group, Inc.

We have audited the accompanying consolidated balance sheets of The Thaxton Group, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Thaxton Group, Inc. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.




Greenville, South Carolina
March 14, 1997                                             KPMG Peat Marwick LLP

                             THE THAXTON GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997



                                                               DECEMBER 31,
                                                    ---------------------------------          JUNE 30,
                                                         1995             1996                   1997
                                                    ---------------- ----------------     --------------------
                                                                                              (UNAUDITED)
         Assets
Cash                                                 $  3,214,977      $    421,465         $       795,169
Finance receivables, net                               36,293,502        46,546,087              51,468,393
Premises and equipment, net                             1,184,844         1,947,210               1,961,699
Accounts receivable                                     1,371,313         1,269,384               1,651,859
Repossessed automobiles                                   500,300         1,166,495                 810,011
Goodwill and other intangible assets                    2,989,217         3,463,814               3,948,002
Other assets                                            1,205,333         1,867,112               2,073,004
                                                    -------------       -----------           -------------
         Total assets                                 $46,759,486       $56,681,567           $  62,708,137
                                                      ===========       ===========           =============


    Liabilities and Stockholders' Equity

Accrued interest payable                            $     408,854     $     387,237          $      379,427
Notes payable                                          36,898,376        46,345,883              51,634,290
Notes payable to affiliates                               401,277           743,621                 737,621
Accounts payable                                        1,583,880         1,350,306                 945,284
Employee savings plan                                     818,115         1,098,457               1,255,746
Other liabilities                                         333,040           384,758                 836,329
                                                     ------------      ------------            ------------
    Total liabilities                                  40,443,542        50,310,262              55,788,697
                                                     ------------      ------------            ------------

Preferred Stock, $1.00 par value,
    5,000,000 shares authorized,
    340,000 shares outstanding in 1995,
    no shares outstanding in 1996 and 1997                340,000                 -                       -
Common stock, $ .01 par value; authorized
    50,000,000 shares, issued and outstanding
    3,938,284 shares in 1995, 3,932,178 shares in
    1996 and 3,924,382 shares in 1997                      39,383            39,322                  39,244
Additional paid-in-capital                              3,563,681         3,504,027               3,420,500
Deferred stock award                                     (810,000)         (720,000)               (675,000)
Unrealized loss on marketable securities                   (6,392)                -                       -
Retained earnings                                       3,189,272         3,547,956               4,134,696
                                                        ---------         ---------               ---------

    Total stockholders' equity                          6,315,944         6,371,305               6,919,440
                                                        ---------         ---------               ---------

    Total liabilities and stockholders' equity       $ 46,759,486      $ 56,681,567            $ 62,708,137
                                                     ============      ============            ============


See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                     SIX MONTHS ENDED JUNE 30, 1996 AND 1997





                                               YEARS ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                          ------------------------------------     -------------------------------------
                                               1995                 1996               1996                 1997
                                          ----------------     ---------------     --------------     ------------------
                                                                                    (UNAUDITED)          (UNAUDITED)
Interest and fee income                        $9,182,149         $13,528,881         $6,553,457      $ 7,768,199
Interest expense                                2,985,056           4,209,763          2,007,050          2,394,340
                                          ---------------      --------------      -------------      -------------

       Net interest income                      6,197,093           9,319,118          4,546,407          5,373,859

Provision for credit losses                       890,337           3,593,399            845,940          1,538,832
                                          ---------------      --------------      -------------      -------------

       Net interest income after
         provision for credit losses            5,306,756           5,725,719          3,700,467          3,835,027
Other income:
       Insurance premiums and
         commissions, net                       4,617,651           5,893,606          2,692,098          2,529,800
       Other income                               579,599             985,763            554,636            649,552
                                          ---------------      --------------      -------------      -------------
       Total other income                       5,197,250           6,879,369          3,246,734          3,179,352

Operating expenses:
       Compensation and employee
         benefits                               4,659,148           5,602,895          2,743,228          3,022,796
       Telephone, postage, and supplies           987,229           1,126,599            551,408            661,505
       Net occupancy                            1,071,612           1,228,414            595,523            714,864
       Reinsurance claims expense                 310,231             516,194            224,952            215,956
       Insurance                                  120,979             193,670             87,705            137,292
       Collection expense                          42,233              63,797             32,610             34,264
       Travel                                     115,442             158,513             66,314             60,265
       Professional fees                          162,897             175,821             56,462             86,407
       Other                                    1,297,470           2,908,377          1,335,355          1,165,118
                                          ---------------      --------------          ---------      -------------

       Total operating expenses                 8,767,241          11,974,280          5,693,557          6,098,467
                                          ---------------      --------------          ---------      -------------

       Income before income tax
           expense                              1,736,765             630,808          1,253,644            915,912
Income tax expense                                664,167             246,624            471,056            329,173
                                          ---------------      --------------      -------------      -------------

       Net income                              $1,072,598        $    384,184            782,588      $     586,739
                                               ==========        ============      =============      =============

       Dividends on preferred stock          $     60,000       $      25,500        $    17,000      $          -
                                             ============       =============        ===========      ============

       Net income applicable to common
       shareholders                            $1,012,598        $    358,684         $  765,588      $     586,739
                                               ==========        ============         ==========      =============

       Net income per common share          $        0.31         $      0.09          $    0.19      $        0.15
                                            =============         ===========      =============      =============


Weighted average shares
       outstanding                              3,312,559           3,830,472          3,938,236          3,927,455
                                                =========      ==============      =============          =========


See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                   SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)



                                                                                         UNREALIZED
                                                            ADDITIONAL      DEFERRED       GAIN ON                        TOTAL
                               COMMON        PREFERRED       PAID-IN-         STOCK      MARKETABLE       RETAINED     STOCKHOLDERS'
                               STOCK           STOCK         CAPITAL          AWARD      SECURITIES       EARNINGS        EQUITY
                             -----------    ------------   -------------   ------------  ------------   ------------   -------------
Thaxton Group, Inc.          $  31,480      $   700,000    $    64,720     $        -    $              $ 1,877,988    $ 2,674,188
Thaxton Insurance Group,
    Inc.                           400          748,332           -               -       3,071            (463,315)       288,488
                             -----------    ------------   -------------   ------------  ------------   ------------   -------------
Balance at December 31, 1994    31,880        1,448,332         64,720            -                      1,414,673      2,962,676
                                                                                         3,071
Pooling adjustments              2,600         (658,332)      (356,269)              -             -       762,001       (250,000)
                             -----------    ------------   -------------   ------------  ------------   ------------   -------------
Restated Balance December
    31, 1994                    34,480          790,000       (291,549)              -   3,071           2,176,674      2,712,676

Issued 334,724 shares of
    common stock in public       3,348                -      2,456,785            -                -              -     2,460,133
    offering
Dividends paid on preferred
    stock ($.025)                      -              -              -               -             -        (60,000)      (60,000)
Conversion of 450,000
    shares of preferred
    stock to $450,000 of
    subordinated debt                  -       (450,000)             -               -             -              -      (450,000)
Issuance of 100,00 shares
    as a restricted stock
    award                        1,000                -        899,000        (900,000)            -              -              -
Vesting of 10,000 shares of
   stock award                         -              -              -          90,000             -              -        90,000
Conversion of $500,000
   subordinated debt into
   55,556 shares of stock           555               -        499,445               -             -              -       500,000
Unrealized loss on
   marketable securities               -              -              -               -        (9,463)             -        (9,463)
Net income                             -              -              -               -             -      1,072,598     1,072,598
                             -----------    ------------   -------------   ------------  ------------   ------------   -------------
Balance at December 31, 1995    39,383          340,000      3,563,681        (810,000)      (6,392)     3,189,272      6,315,944
Employee stock grant                17                -         16,828               -             -              -        16,845
Purchase and retirement of
   7,786 shares of stock           (78)               -        (76,482)              -             -              -       (76,560)
Conversion of 340,000
   shares of preferred
   stock to $340,000 of
   subordinated debt                   -       (340,000)             -               -             -             -       (340,000)
Dividends on preferred stock           -              -              -               -             -       (25,500)       (25,500)
Vesting of 10,000 shares of
   stock award                         -              -              -          90,000             -              -        90,000
Unrealized gain on
   marketable securities               -              -              -               -         6,392              -         6,392

Net income                            -            -              -               -             -          384,184        384,184
                             -----------    ------------   -------------   ------------  ------------   ------------   -------------
Balance at December 31, 1996    39,322             -         3,504,027        (720,000)                  3,547,956      6,371,305
Vesting of 5,000 shares of
   stock award                        -            -              -            45,000           -                 -        45,000
Purchase and retirement of
   10,600 shares of stock         (106)            -          (111,927)           -             -                 -      (112,033)
Issuance of 2,007 shares
   of restricted stock              20             -            22,057            -             -                 -        22,077
Issuances of 797 shares of
   stock under Employee
   stock purchase plan               8             -             6,343            -             -                 -         6,351
Net income                          -              -              -               -                        586,739        586,739
                             ===========    ============   =============   ===========   ============   ===========    =============
Balance at June 30, 1997     $  39,244             -       $ 3,420,500     $  (675,000)          -      $4,134,696     $6,919,440
                             ===========    ============   =============   ============  ============   ============   =============


See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996
             AND SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)





                                                       DECEMBER 31,                         JUNE 30,
                                              -------------------------------    --------------------------------
                                                                                    1996               1997
                                                   1995             1996         (UNAUDITED)       (UNAUDITED)
                                              ---------------    ------------    ------------     ---------------
Cash flows from operating activities:
  Net income                                  $1,072,598         $  384,184      $  782,588       $  586,739
  Adjustments to reconcile net income to
      net cash provided by operating
      activities:
       Provision for credit losses               890,337          3,593,399         845,940        1,538,832
       Depreciation and amortization             608,929            756,791         332,426          452,444
       Deferred taxes                            (93,868)           (26,715)        (22,098)         (32,050)
       Vesting of stock awards                    90,000             90,000          45,000           45,000
       Compensatory grant of stock to
         employees                                     -             16,845          16,845           28,428
       Unrealized (gain) loss on
         marketable securities                    (9,462)             6,392           6,392                -
       (Gain) loss on sale of premises
          and equipment                          (12,325)           (25,301)         (5,532)         (16,530)
       Gain on sale of investment                (75,957)                 -               -          (10,859)
       Increase (decrease) in other
          assets                                 528,629         (2,026,919)     (1,082,681)        (761,359)
       Increase (decrease) in accrued
          interest payable and other
          liabilities                          1,396,601             76,869         (10,045)         228,078
                                              ----------         ----------      -----------      ----------
       Net cash provided by operating
          activities                           4,395,481          2,845,545         908,835        2,058,723
                                              ----------         ----------      ----------       ----------


Cash flow from investing activities:
       Net increase in finance receivables   (20,195,250)       (13,845,854)    (8,012,393)      (6,461,138)

       Capital expenditures for premises
          and equipment                         (628,435)        (1,295,387)       (228,221)        (303,863)
       Proceeds from sale of premises and
        equipment                                 17,200             79,907          23,440           25,750
       Proceeds from the sale of investments     283,698                  -               -           17,273

       Acquisitions, net of acquired
          cash equivalents                    (1,336,338)          (752,973)       (638,941)        (133,415)
       Purchase of securities                 (1,333,942)           (68,843)        (14,739)               -
       Notes receivable (affiliate)             (810,907)           896,432       1,264,815                -
                                              ----------         ----------      ----------       -----------

       Net cash used by investing
        activities                            (24,003,974)       (14,986,848)    (7,606,039)      (6,855,393)
                                              ------------       ------------    -----------      -----------

Cash flows from financing activities:
       Proceeds from the issuance of
          common stock                         2,460,133                  -               -                -
       Repurchase of common stock                      -            (76,560)              -         (112,033)
       Dividends paid                            (60,000)           (25,500)              -                -
       Net increase in line of credit         20,002,676          9,449,851       4,090,262        4,484,000
       Proceeds from issuance of notes
          payable                                      -                  -               -          798,407
                                              ----------         ----------      -----------      -----------
       Net cash provided by financing
          activities                          22,402,809          9,347,791       4,090,262        5,170,374
                                              ----------         ----------      ----------       ----------
Net increase (decrease) in cash                2,794,316         (2,793,512)     (2,606,942)         373,704
Cash at beginning of period                      420,661          3,214,977       3,214,977          421,465
                                              ----------         ----------      ----------       ----------
Cash at end of period                         $3,214,977         $  421,465      $  608,035       $  795,169
                                              ==========         ==========      ==========       ==========

Supplemental disclosures of cash flow
information:
Cash paid during the period
   for:
       Interest                               $2,813,715         $3,805,229      $1,823,367       $2,083,934
       Income taxes                              844,658            554,651         216,810           22,000
                                              ==========         ==========      ==========       ==========
Noncash financing activities:
       Conversion of preferred stock to
         notes payable                           450,000            340,000               -                -
       Conversion of subordinated debt to
         common stock                            500,000                  -               -                -
                                              ==========         ==========      ==========       ==========


See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1996 AND 1997 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The Thaxton Group, Inc. (the "Company") is incorporated under the laws of the state of South Carolina and operates branches in South Carolina, North Carolina, Georgia, Virginia and Tennessee. The Company is a diversified consumer finance company that is engaged primarily in purchasing and servicing retail installment contracts purchased from independent used car dealers and making and servicing personal loans to borrowers with limited credit histories, low incomes or past credit problems. The Company also offers insurance premium financing to such borrowers. A substantial amount of the Company's premium finance business has been derived from customers of the independent insurance agencies owned by Thaxton Insurance Group, Inc. ("Thaxton Insurance"), which was acquired by the Company in 1996. The Company provides reinsurance through a wholly-owned subsidiary, TICO Reinsurance, Ltd. ("TRL"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

         Prior year consolidated financial statements have been restated to include the balances of companies combined and accounted for as poolings-of-interests as discussed in Note 2. Certain amounts for 1995 have been reclassified to conform to the 1996 presentation. These reclassifications have no effect on shareholders' equity or net income as previously reported.

         The following is a description of the more significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements.

         (a)  INTEREST AND FEE INCOME

         Interest income from finance receivables is recognized using the interest (actuarial) method on an accrual basis. Accrual of income on finance receivables continues until the receivable is either paid off in full or is charged off. Fee income consists primarily of late fees which are credited to income when they become due from borrowers. For receivables which are renewed, interest income is recognized using a method similar to the interest method.

         (b)  ALLOWANCE FOR CREDIT LOSSES

         Additions to the allowance for credit losses are based on management's evaluation of the finance receivables portfolio considering current economic conditions, overall portfolio quality, charge-off experience, and such other factors which, in management's judgment, deserve recognition in estimating credit losses. Loans are charged-off when, in the opinion of management, such loans are deemed to be uncollectible or six months has elapsed since the date of the last payment, whichever occurs first. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

         (c)  NON-FILE INSURANCE

         Non-file insurance is written in lieu of recording and perfecting the Company's security interest in the assets pledged to secure certain loans. Non-file insurance premiums are collected from the borrower on certain loans at inception and renewal and are remitted directly to an unaffiliated insurance company. Certain losses related to such loans, which are not recoverable through life, accident and health, or property insurance claims, are reimbursed through non-file insurance claims subject to policy limitations. Any remaining losses are charged to the allowance for credit losses.

         (D)  PREMISES AND EQUIPMENT

         Premises and equipment are reported at cost less accumulated depreciation which is computed using the straight-line method for financial reporting and accelerated methods for tax purposes. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

         (e)  INSURANCE

         The Company remits a portion of credit life, accident and health, property and auto insurance premiums written in connection with certain loans to an unaffiliated insurance company at the time of origination. Any portion of the premiums remitted to this insurance company which are not required to cover their administrative fees or to pay reinsurance claims expense are returned to the Company through its reinsurance subsidiary, TRL, and are included in insurance premiums and commissions in the accompanying consolidated statements of income. Unearned insurance commissions are accreted to income over the life of the related insurance contracts using a method similar to that used for the recognition of finance charges.

         Insurance commissions earned by Thaxton Insurance are recognized as services are performed in accordance with Thaxton Insurance's contractual obligations with the underwriters, but not before protection is placed with insurers.

         (f)  EMPLOYEE SAVINGS PLAN

         The Company offers a payroll deduction savings plan to all its employees. The Company pays interest monthly at an annual rate of 10% on the prior month's ending balance. Employees may withdraw savings on demand.

         (g)  INCOME TAXES

         The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109), requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (h)  EARNINGS PER SHARE


         Earnings per share is calculated using the weighted average shares outstanding of 3,312,559 and 3,830,472 for 1995 and 1996, respectively. Such share amounts have been adjusted for the 10,025.48 for one stock split declared by the board of directors on September 8, 1995. All share and per share data have been retroactively adjusted for the stock split. The effect of common stock equivalent shares applicable to stock option plans has not been included in the calculation of net income per share because such effect is not materially dilutive.

         (i)  INTANGIBLE ASSETS

         Intangible assets include goodwill, expiration lists, and covenants not to compete related to the purchase of insurance agencies. Goodwill represents the excess of the cost of insurance agencies over the fair value of its assets at the date of acquisition. Goodwill is amortized on a straight-line basis over a fifteen to twenty year period. The expiration lists are amortized over their estimated useful life of twenty years on a straight-line basis. Covenants not to compete are amortized according to the purchase contract over five to six years on a straight-line basis. Intangible assets also include the premium paid to acquire Eagle Premium Finance, which is being amortized on a straight-line basis over ten years. Recoverability of recorded intangibles is evaluated by using undiscounted cash flows.

         (j)  STOCK OPTIONS

         Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income or the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to the financial statements if the Company continues to use the intrinsic value method in accordance with APB 25. The Company will continue such accounting under the provisions of APB 25.

         (K)  FAIR VALUE OF FINANCIAL INSTRUMENTS

         All financial assets of the Company are short term in nature and all liabilities are substantially at variable rates of interest. As such, the carrying values of these financial assets and liabilities approximate their fair value.

         (l)  REPOSSESSED ASSETS

         Repossessed assets are recorded at their estimated fair value less costs to dispose. Any difference between the loan balance and the fair value of the collateral on the date of repossession is charged to the allowance for credit losses.

         (m)  UNAUDITED INTERIM FINANCIAL INFORMATION

         Information with respect to June 30, 1996 and 1997, and the periods then ended, have not been audited by the Company's independent auditors, but in the opinion of management, reflect all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the operations of the Company.

         NOTE 2 - BUSINESS COMBINATIONS

         The Company acquired all of the outstanding capital stock of Thaxton Insurance on October 31, 1996 in exchange for 300,000 shares of the Company's stock. Thaxton Insurance is incorporated under the laws of the State of South Carolina and licensed as an insurance agency in the states of North Carolina and South Carolina.

          The financial statements were previously reported by combining the assets, liabilities and stockholders' equity of the separate companies at the date of acquisition at their historical cost basis. In addition, the results of operations and cash flows of Thaxton Insurance were included in the consolidated financial statements from the date of acquisition. Upon further consideration, the Company determined that the periods prior to the the date of acquisition should be restated under the "as if" pooling method. Accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the assets, liabilities and equity and results of operation and cash flows of Thaxton Insurance. Total assets and stockholders' equity in 1995 were previously reported as $40,691,506 and $7,177,890, respectively. Net income per common share and net income in 1995 were previously reported as $0.29 and $921,069, respectively and $0.18 and $666,399, respectively in 1996.

         In accordance with poolings-of-interests accounting, the financial statements of the Company have been restated to reflect the acquisition as if it had been effective as of the earliest period presented. The respective contributions of the pooled entities to consolidated total income, net interest income after provision for loan losses and net income for the years ended December 31, 1995 and 1996 were as follows:




                                                                     1995               1996
                                                                ---------------     --------------
                 Total income:
                 The Thaxton Group, Inc.                         $   9,731,080         15,800,127
                 Thaxton Insurance                                   4,648,319          4,608,123
                                                                ===============     ==============
                    Combined                                      $ 14,379,399         20,408,250
                                                                ===============     ==============


                 Net interest income after provision for
                    credit losses:
                 The Thaxton Group, Inc.                         $   5,480,281          6,083,481
                 Thaxton Insurance                                   (173,525)          (357,762)
                                                                ===============     ==============
                     Combined                                    $   5,306,756          5,725,719
                                                                ===============     ==============

                 Net income:
                 The Thaxton Group, Inc.                        $      921,069            666,399
                 Thaxton Insurance                                     151,529          (272,215)
                                                                ===============     ==============
                     Combined                                     $  1,072,598        $   384,184
                                                                ===============     ==============

         The Company's total income and net interest income after provision for credit losses has been adjusted from amounts previously reported to reflect certain reclassifications from noninterest income and expense to interest income and expense, in accordance with accounting classifications followed by the Company.

         The Company acquired all of the outstanding capital stock of Eagle Premium Finance (Eagle) on September 1, 1995 in a cash purchase. Eagle is a one-office consumer finance company located in Norfolk, Virginia that specializes in financing premiums for personal lines of automobile insurance. At the date of purchase, Eagle had total finance receivables of approximately $1,921,000 and the Company recorded an intangible asset of approximately $350,000. The remaining intangible asset was approximately $337,000, $302,000, and $284,966 at December 31, 1995, December 31, 1996 and June 30, 1997,
respectively, and is included in goodwill and other intangible assets in the accompanying consolidated balance sheets.

         NOTE 3 - FINANCE RECEIVABLES

         Finance receivables consist of the following at December 31, 1995 and 1996 and June 30, 1997:



                                                         DECEMBER 31,                     JUNE 30,
                                           ---------------------------------------
                                                  1995                  1996                 1997
                                           --------------------    ---------------      ---------------
                                                                                        (unaudited)
Automobile Sales Contracts                      $ 32,455,654        $ 47,603,138        $ 53,636,050
Direct Loans                                      10,398,470          12,560,126          12,655,681
Premium Finance Contracts                          5,046,110           2,943,337           3,380,685
                                                   ---------          ----------           ---------
         Total finance receivables                47,900,234          63,106,601          69,672,416
Unearned interest                                 (9,325,101)        (12,445,781)        (13,775,488)
Unearned insurance premiums, net                    (406,431)           (132,733)           (101,923)
Bulk purchase discount                              (416,000)         (1,014,000)           (921,313)
Dealer hold back                                    (676,000)           (773,000)         (1,015,229)
Allowance for credit losses                         (783,200)         (2,195,000)         (2,390,070)
                                                -------------       -------------       -------------
Finance receivables, net                        $ 36,293,502        $ 46,546,087        $ 51,468,393
                                                ============        ============        ============


         Consumer loans include bulk purchases of receivables, auto dealer receivables under holdback arrangements, and small consumer loan receivables. With bulk purchase arrangements, the Company typically purchases a group of receivables from an auto dealer or other retailer at a discount to par based on management's review and assessment of the portfolio to be purchased. This discount amount is then maintained in an unearned income account to which losses on these loans are charged. To the extent that losses from a bulk purchase exceed the purchase discount, the allowance for credit losses will be charged. To the extent losses experienced are less than the purchase discount, the remaining discount is accreted into income. The amount of bulk purchased receivables, net of unearned interest and insurance, and the related purchase discount outstanding were approximately

$3,710,000 and $416,000, respectively, at December 31, 1995; approximately $7,371,000 and $1,014,000, respectively, at December 31, 1996; and approximately $7,769,780 and $921,313, respectively, at June 30, 1997.

         With holdback arrangements, an automobile dealer or other retailer will assign receivables to the Company on a loan-by-loan basis, typically at par. The Company will withhold a certain percentage of the proceeds, generally 5% to 10%, as a dealer reserve to be used to cover any losses which occur on these loans. The agreements are structured such that all or a portion of these holdback amounts can be reclaimed by the dealer based on the performance of the receivables. To the extent that losses from these holdback receivables exceed the total remaining holdback amount for a particular dealer, the allowance for credit losses will be charged. The amount of holdback receivables, net of unearned interest and insurance, and the related holdback amount outstanding were approximately $20,320,700 and $676,000, respectively, at December 31, 1995, approximately $31,451,000 and $773,000, respectively, at December 31, 1996, and approximately $33,571,649 and $1,015,229, respectively, at June 30, 1997.

         At December 31, 1996 and June 30, 1997, there were no significant concentrations of receivables in any type of property or to one borrower.

         These receivables are pledged as collateral for a line of credit agreement.

         Changes in the allowance for credit losses for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 are as follows:


                                                                                          SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                                              ------------------------------    --------------------------------
                                                 1995             1996               1996              1997
                                              ------------    --------------    ---------------    -------------
                                                                                 (unaudited)       (unaudited)
Beginning balance                                $424,425     $    783,200          $ 783,200       $2,195,000
Valuation allowance for acquired loans            290,244           28,842             28,872              -
Provision for credit losses                       890,337        3,593,399            845,940        1,538,832
Charge-offs                                     (924,620)       (2,526,231)          (788,368)      (1,436,203)
Recoveries                                        102,814          315,790            135,721           92,441
                                                  -------      -----------            -------       --- ------
Net charge-offs                                 (821,806)       (2,210,441)          (652,647)      (1,343,762)
                                                ---------       -----------          ---------      -----------

Ending balance                                   $783,200     $ 2,195,000          $1,005,365       $2,390,070
                                                  =======      ==========          ==========       ==========


         The valuation allowance for acquired loans relates to the acquisition of approximately $3,425,000 and $748,000 of receivables in 1995 and 1996, respectively.

         The Company's loan portfolio primarily consists of short term loans, the majority of which are originated or renewed during the current year. Accordingly, the Company estimates that fair value of the finance receivables is not materially different from carrying value.

         NOTE 4 - PREMISES AND EQUIPMENT

         A summary of premises and equipment at December 31, 1995 and 1996 follows:




                                                                            1995                   1996
                                                                       ----------------     -------------------
Leasehold improvements                                                    $    444,096             $ 504,328
Furniture and fixtures                                                         541,061               477,158
Equipment and automobiles                                                    1,609,586             2,762,214
                                                                             ---------             ---------
                  Total cost                                                 2,594,743             3,743,700
Accumulated depreciation                                                     1,409,899             1,796,490
                                                                             ---------       ----------------
                  Net premises and equipment                               $ 1,184,844            $1,947,210
                                                                       ================     ===================


         NOTE 5 - INTANGIBLE ASSETS

         Intangible assets consist of the following at December 31, 1995 and 1996:




                                                                      1995                      1996
                                                               --------------------     ---------------------
Covenants not to compete                                           $      47,995                $  102,022
Goodwill                                                               1,782,932                 2,036,563
Insurance expirations                                                  1,732,227                 2,135,098
Purchase premium                                                         348,938                   348,938
                                                                         -------                   -------

                  Total cost                                           3,912,092                 4,622,621

Less accumulated amortization                                            922,875                 1,158,807
                                                                         -------                 ---------

Intangible assets, net                                               $ 2,989,217                $3,463,814
                                                                     ===========                ==========

         The majority of the intangibles were acquired by the Company in connection with its acquisition of Thaxton Insurance.

         Amortization expense was approximately $179,741 and $105,000 in 1995 and 1996, respectively.

         NOTE 6 - LEASES

         The Company conducts all of its operations from leased facilities. It is expected that in the normal course of business, leases that expire will be renewed at the Company's option or replaced by other leases or acquisitions of other properties. Total rental expense was approximately $440,000 in 1995 and $304,000 in 1996.

         The future minimum lease payments under noncancelable operating leases as of December 31, 1996, are as follows:


1997                                               $446,559
1998                                                270,670
1999                                                178,358
2000                                                 52,296
2001                                                 30,100
                                                   --------
Total minimum lease payments                       $977,983
                                                    =======

         Four of the office buildings in which the Company conducts business are owned by related parties. These premises are leased to the Company for a total monthly rental rate of $4,350.

         NOTE 7 - NOTES PAYABLE

         At December 31, 1995 and 1996, notes payable consist of the following:



                                                                                  1995                   1996
                                                                           -------------------    -------------------

Note payable to insurance company maturing in May, 1998 and bearing
interest at prime plus 2% and is reset quarterly                               $      300,000         $      500,000

Note payable to insurance company payable within sixty days after written demand by the lender. The note bears interest at prime plus 2%
and is reset monthly                                                                        -                250,000

Lines of credit                                                                    34,632,281             42,615,947

Note payable to finance company due in monthly installments of $9,091 through
July, 2003 including interest at 8.99%. This note is secured by
an aircraft purchased with the funds                                                        -                540,600

Note payable to insurance agency due annually on July 1 in installments of
$78,022 through July 1997, including interest at a rate of 9% and secured by
agency purchased with funds and various individual stockholders' assets               137,248                 71,578

Note payable to individual due annually on January 1 in installments of $23,496 through January 2001, including interest at a rate of 8% and secured by agency
purchased with funds and various individual stockholders' assets                       93,814                 93,814

Note payable to individual due annually on June 1 in installments of $40,000 through June 1998, including interest at a rate of 7% and secured by stock
purchased with funds and various individual stockholders' assets                      104,973                 72,321

Note payable to individual due on January 1, 1997 plus interest at a rate of 7%.
Secured by agency purchased with funds and various individual stockholders' assets     60,000                 60,000

Note payable to individual due in monthly installments of $3,607 through January
1999, including interest at a rate of 6% and secured by agency
purchased with funds and various individual stockholders' assets                      116,182                 79,012

Note payable to individual due in monthly installments of $9,478,
through March 2001, including interest at a rate of 6%                                      -                423,449

Notes payable to individuals with varying maturity dates and rates
ranging from 8-12%                                                                  1,421,637              1,639,162

Note payable to individual due in 1996, plus interest at a rate of 12%
unsecured                                                                              32,241                      -
                                                                                   ----------             ----------
                                                                                 $ 36,898,376           $ 46,345,883
                                                                                   ==========             ==========

     A schedule of maturities of long-term debt is as follows:

               YEAR ENDING
               DECEMBER 31                             AMOUNT
-------------------------------------------    ------------------------

                   1997                                    $ 1,256,603
                   1998                                     44,261,706
                   1999                                        315,870
                   2000                                        211,126
                   2001                                        140,129
                Thereafter                                     160,449
                  Total                                   $ 46,345,883
                                                           ===========

         At December 31, 1996, the Company maintained a line of credit agreement with a commercial finance company for $80 million, maturing on July 31, 1998. At December 31, 1996, the Company's net finance receivables would have allowed it to borrow an additional $5.6 million against existing collateral, with approximately $39 million of total potential borrowing capacity available under the $80 million limit in place on such date. The outstanding balance under this line of credit was $41,166,000 at December 31, 1996. There are two tranches under this agreement, Tranche A and Tranche B. The total line of credit under Tranche A is $70,000,000 of which $30,159,000 is available at December 31, 1996. This tranche bears interest at the lender's prime rate plus 1% (9.25% at December 31, 1996). The total line of credit under Tranche B is $10,000,000, of which $8,675,000 is available at December 31, 1996. This tranche bears interest at the lender's prime rate plus 5% (13.25% at December 31, 1996). Interest on the outstanding line of credit balance is payable monthly.


         The terms of the line of credit agreement provide that the finance receivables are pledged as collateral for the amount outstanding. The agreement requires the Company to maintain certain financial ratios at established levels and comply with other non-financial requirements which may be amended from time to time. Also, the Company may pay dividends up to 25% (as amended on September 3, 1997) of the current year's net income. As of December 31, 1996, the Company met all such ratios and requirements (see Note 11).

         Thaxton Insurance maintains a line of credit agreement with the same commercial finance company for $3 million maturing June 30, 1998. Of this amount, approximately $1,686,000 was available at December 31, 1996. The outstanding balance under this line of credit was $1,314,000 at December 31, 1996. Borrowings under this arrangement bear interest at the lender's prime rate plus 3% (11.25% at December 31, 1996), payable monthly.

         Thaxton Insurance also has a line of credit agreement with a commercial bank whereby the Company can borrow up to $400,000. The principal is payable on demand, and interest is payable quarterly at the bank's prime rate plus one percent (9.25% at December 31, 1996). The amount outstanding as of December 31, 1996 was approximately $136,000. The line of credit is secured by certain real estate, furniture, fixtures, equipment and investments owned by Thaxton Insurance and individual shareholders. Thaxton Insurance also has a sweep account with the bank. The bank requires Thaxton Insurance to maintain a $55,000 balance in the account. If the account drops below $55,000 the bank automatically advances money from the line-of-credit to increase the account to $55,000.

         NOTE 8 - NOTES PAYABLE TO AFFILIATES


         The Company had approximately $744,000 of notes payable to affiliates at December 31, 1996. At December 31, 1995, the Company had notes payable to affiliates of $401,277. During 1995, $500,000 of notes payable to affiliates were converted to common stock and an additional $500,000 was repaid from proceeds of the public stock offering.

         During 1996, 340,000 shares of Preferred Stock B of Thaxton Insurance Group were converted to $340,000 of notes payable.

         NOTE 9 - BENEFITS

         In 1995 the Board of Directors of the Company adopted the Thaxton Group, Inc. 1995 Stock Incentive Plan (the "Incentive Plan"), under which 620,000 shares of common stock were available for grants to key employees of the Company. Awards under the Incentive Plan may include, but are not limited to, stock options, stock appreciation rights, restricted stock, performance awards and other common stock and common stock-based awards. Stock options granted under the Incentive Plan may be either incentive stock options or non-qualified stock options. During 1996, the Company granted 20,000 options to employees under the Incentive Plan at an exercise price of $9.00 per share. The options vest and become exercisable in installments of 20% of the shares on each of the first, second, third, fourth, and fifth anniversary dates of the grant. None of the options outstanding at December 31, 1996 were exercisable. All options granted in 1996 have a contractual maturity of ten years. The grant date fair value of options granted during 1996 was $3.90 per share as determined by using the Black-Scholes option pricing model with the following assumptions: (1) risk-free interest rate of 6.25%; (2) expected life of 5 years; (3) expected volatility of 10.40%; and (4) no expected dividends.

         Under the Incentive Plan, the Company granted a restricted stock award of 100,000 shares of common stock to an executive officer of the Company. The stock award became effective December 29, 1995 ("Vesting Date") with 10,000 shares vesting at that time. The remaining shares become vested at the rate of 10,000 shares per year on the first through the ninth anniversaries of the Vesting Date only if the executive officer is employed by the Company on the applicable anniversary date. The Company will record compensation expense over the vesting period based on the market value at the date of grant.

         During 1995 the Board of Directors of the Company also adopted the Thaxton Group, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which 100,000 shares of common stock are available for purchase by substantially all employees. The Stock Purchase Plan enables eligible employees of the Company, through payroll deductions, to purchase at twelve-month intervals specified in the Stock Purchase Plan, shares of common stock at a 15% discount from the lower of the fair market value of the common stock on the first day or the last day of the year. The Stock Purchase Plan allows for employee contributions up to 3% of the participant's annual compensation and limits the aggregate fair value of common stock that may be purchased by a participant during any calendar year to $25,000. As of December 31, 1996 no purchases had been made under this Stock Purchase Plan.

         The Company has elected to follow APB 25 and related interpretations in accounting for its stock based compensation benefit plans as permitted under SFAS No. 123. In accordance with APB 25, no compensation expense is recognized by the Company when stock options are granted because the exercise price of the Company's stock option equals the market price of the underlying stock on the date of grant. Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, the Company's net income and net income per share would not have been materially different than reported.

         NOTE 10 - INCOME TAXES

       Income taxes consist of the following:

                               CURRENT            DEFERRED          TOTAL
       1995:
              Federal         $ 652,927           $(88,504)       $564,423
              State             105,108            (5,364)         99,744
                              ---------            ------          ------
                              $ 758,035           $(93,868)       $664,167
                               ========            =======         =======
       1996:
              Federal         $ 234,067           $(22,487)       $211,580
              State              39,272            (4,228)         35,044
                              ---------            ------          ------
                              $ 273,339           $(26,715)       $246,624
                               ========            =======         =======

         A reconciliation of the Company's income tax provision and the amount computed by applying the statutory federal income tax rate of 34% to net income before income taxes is as follows:



                                                                               1995          1996
                                                                               ----          ----

              Statutory rate applied to net income before taxes           $   590,500 $     214,475
              Increase (decrease) in income resulting from:
                  Goodwill amortization                                        28,208        50,809
                  TRL nontaxable income                                       (84,712)      (79,132)
                  State taxes, less related federal benefit                    65,832        23,129
                  Other                                                        64,339        37,343
                                                                           ----------    ----------

              Income taxes                                                $   664,167   $   246,624
                                                                           ==========    ==========


         The effective tax rate was 39.1% and 38.2% for the years ended December 31, 1996 and 1995, respectively.


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) at December 31, 1995 and 1996 are presented below:



                                                                                 1995                1996
                                                                                 ----                ----

       Deferred tax assets:
                  Loan loss reserves                                       $     361,416           $ 872,213
                  Intangibles                                                     22,591
                  Unearned interest and fees                                     187,414              28,856
                  Other                                                           94,380              34,016
                                                                             -----------         -----------
                  Total gross deferred tax assets                                665,801             935,085
                                                                             -----------         -----------
                  Less valuation allowance                                            -                   -
                                                                             -----------         ----------
                  Net deferred tax assets                                        665,801             935,085
                                                                             -----------         -----------

       Deferred tax (liabilities)
                  Prepaid insurance                                             (173,743)           (300,525)
                  Depreciable basis of fixed assets                              (38,000)            (92,144)
                  Deferred loan costs                                                 -              (88,232)
                  Intangibles                                                         -             (146,667)
                  Other                                                               -               (4,705)
                                                                             -----------         ------------
                  Total gross deferred tax liability                            (211,743)           (632,273)
                                                                             ------------        -----------
                  Net deferred tax asset                                   $     454,058       $     302,812
                                                                             ===========         ===========

         The Company recorded deferred tax liabilities of $177,961 related to its 1996 acquisition of Williams Agency, Inc. The balance of the change in the net deferred tax asset is reflected as a deferred income tax benefit in the accompanying consolidated statements of income.

         There was no valuation allowance for deferred tax assets as of January 1, 1996 or 1995 and no net change in the allowance during 1996 or 1995. It is management's opinion that realization of the net deferred tax asset is more likely than not based upon the Company's history of taxable income and estimates of future taxable income. The Company's income tax returns for 1993 and subsequent years are subject to review by taxing authorities.

         NOTE 11 - SUBSEQUENT EVENT (UNAUDITED)


         During the quarter ended September 30, 1997, the Company experienced a significant increase in finance receivable charge-offs. The net charge-offs for the quarter were $1,296,370 compared to net charge-offs for the first six months of 1997 of $1,343,762 and net charge-offs of $503,180 during the comparable quarter of 1996. This increase in net charge-offs resulted in a significant increase in the provision for credit losses to $2,346,980 for the quarter ended September 30, 1997 as compared to provision for the first six months of 1997 and the comparable quarter of 1996 of $1,538,832 and $577,414, respectively. As a result, the allowance for credit losses was increased to $3,440,680 at September 30, 1997 or 5.86% of net finance receivables as compared to $2,390,020 or 4.28% of net finance receivables at June 30, 1997.


         As a result of the increase in the provision for credit losses, the Company will incur a loss for the quarter ended September 30, 1997 and for the nine months then ended. This loss will not result in any violations of the financial covenants of the $80 million line of credit agreement, as amended, discussed in Note 7.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                  -------------------

                    TABLE OF CONTENTS
                                                   Page
Prospectus Summary..................................2
Risk Factors........................................4
Terms of the Offering...............................8
Description of the Capital Stock...................11
Material Differences Between the Common Stock and
  the Series A Preferred Stock.....................14
Use of Proceeds....................................15
Dividend Policy....................................15
Capitalization.....................................16
Selected Consolidated Financial Data...............17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.......................................19
Business...........................................28
Market for the Common Stock and Related
  Shareholder Matters..............................39
Management.........................................40
Principal and Management Shareholders..............42
Certain Transactions...............................42
Shares Eligible for Future Sale....................43
Legal Matters......................................44
Experts............................................44
Available Information..............................44
Financial Statements..............................F-1


UNTIL DECEMBER 22, 1997 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                 400,000 SHARES


                                   THE THAXTON
                                   GROUP, INC.




                   7.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK





                                _________________

                                   PROSPECTUS
                                _________________










                              NOVEMBER 12, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Bylaws of the Company provide for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit, or proceeding to which such person may be a party because he is or was a director or officer of the Company or serving in a similar capacity at the Company's request for another entity, to the fullest extent permitted by the laws of South Carolina. Under the laws of South Carolina, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of such corporation, against reasonable expenses incurred by him in connection with the proceeding. South Carolina law also provides that a corporation may indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be, with respect to conduct in his official capacity, in the best interests of the corporation, and, in all other cases, in a manner not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. With respect to suits by or in the right of the Company, such a person may be indemnified if he acted in good faith and, in the case of conduct within his official capacity, he reasonably believed his conduct to be in the Company's best interest, and in all other cases, he shall not have been adjudged to be liable to the Company.

         South Carolina law also permits certain corporations (including the Company), by a provision in its articles of incorporation, to limit or eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except with respect to any breach of the director's duty of loyalty to the corporation or its shareholders, or acts of omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, or which occurred prior to the time such provision became effective, or with respect to transactions in which the director received an improper personal benefit, or for approving an unlawful distribution. The Registrant's Amended and Restated Articles of Incorporation include such a provision. As a result of the inclusion of such provision, shareholders of the Company may be unable to recover monetary damages against directors for action taken by them which constitute negligence or which are in violation of their fiduciary duty of due care, although they are not precluded from obtaining injunctive or other equitable relief with respect to such actions. Such provision is not effective to eliminate or limit statutory liabilities arising under federal law, including liabilities under federal securities laws.

ITEM 21. EXHIBITS


Exhibit No.                                    Description
      2         Stock Purchase Agreement, dated as of September 1, 1995 with Eagle
                  Premium Finance Company, Inc. (1)
      3.1       Amended and Restated Articles of Incorporation of The Thaxton Group,  Inc. (1)
      3.2       Bylaws of the Thaxton Group, Inc. (1)
      4.1       Certificate of Designation, Preferences and Rights of the Series A Preferred Stock*
      4.2       Form of Certificate for Series A Preferred Stock*
      4.3       Certificate of Designation, Preferences, and Rights of the Series B
                Preferred Stock*
      4.4       Form of Certificate for Series B Preferred Stock*
      5         Opinion of Moore & Van Allen, PLLC*
      8         Tax opinion of Moore & Van Allen, PLLC*
     10.2       Loan Agreement dated May 16, 1994 between the American Bankers Insurance Company of
                Florida and the Company (1)
     10.3       Security Agreement dated January 19, 1995 between the Company and Oakland Auto
                Sales, including Guaranty by Thaxton Insurance Group, Inc. (1)
     10.4       Form of Restricted Stock Award between the Company and Robert L Wilson  (1)
     10.5       The Thaxton Group, Inc. 1995 Stock Incentive Plan (1)


                                      II-1



Exhibit No.                                    Description
     10.6       The Thaxton Group, Inc. Employee Stock Purchase Plan (1)
     10.8       Incentive Stock Option Agreement between  Kenneth H. James and the Company  (2)
     10.11      Incentive Stock Option Agreement between James A. Cantley and the Company (2)
     10.12      Loan Agreement dated March 18, 1996 between the American Bankers Insurance Company of Florida and the Company (2)
     10.14      Aircraft Sales Agreement between Corporate Aircraft Marketing and The Company dated
                July 16, 1996 (3)
     10.15      Share Exchange Agreement by and among The Thaxton Group, Inc., Thaxton Insurance
                Group, Inc., James D. Thaxton, William H. Thaxton and Calvin L. Thaxton, Jr. (4)
     10.16      Promissory note payable by the Company to Kramer-Wilson Insurance
                Services  (5)
     10.17      Form of Share Exchange Agreement by and between the Company and Jack W. Robinson and affiliates*
     10.18      First Amended and Restated Loan and Security Agreement dated September 3, 1997 between Finova Capital Corporation and the Company*
     10.19      Schedule to First Amended and Restated Loan and Security Agreement*
     10.20      Fourth Amended and Restated Promissory Note*
     21         Subsidiaries of The Thaxton Group, Inc. (5)
     23.1       Consent of KPMG Peat Marwick, LLP*
     23.2       Consent of Moore & Van Allen, PLLC (included in the opinion filed as Exhibit 5 to this Registration Statement)
     24         Power of Attorney (included on the Signature Page of this Registration Statement)
     99.1       Form of Depositary Agreement by and between the Company and First Union National
                Bank*
     99.2       Form of Letter of Transmittal*


* Previously filed.
(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, Commission File No. 33-97130-A.
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.
(3) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.
(4) Incorporated by reference the Company's Current Report on Form 8-K dated October 31, 1996.
(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

ITEM 22. UNDERTAKINGS

The undersigned hereby undertakes that it will:

         (1) File, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering;

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on November 12, 1997.


                          THE THAXTON GROUP, INC.

                          By: /S/ KENNETH H. JAMES
       Kenneth H. James, Vice President, Chief Financial Officer and Secretary

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


Signature                                                Title                                 Date

/S/ JAMES D. THAXTON*                     Chairman of the Board of  Directors,              November 12, 1997
---------------------------------
James D. Thaxton                          President and Chief Executive
                                          Officer

/S/ ROBERT L. WILSON*                     Executive Vice President, Chief                   November 12, 1997
---------------------------------         Operating Officer and Director
Robert L. Wilson

/S/ KENNETH H. JAMES                      Vice   President,   Chief  Financial              November 12, 1997
---------------------------------         Officer, Secretary and Director
Kenneth H. James                          (Principal Accounting Officer)


/S/ C. L. THAXTON, SR.*                   Director                                          November 12, 1997
---------------------------------
C.L. Thaxton, Sr.

/S/ JACK W. ROBINSON*                     Director                                          November 12, 1997
---------------------------------
Jack W. Robinson

/S/ PERRY L. MUNGO*                       Director                                          November 12, 1997
---------------------------------
Perry L. Mungo


----------------------------

* By:    /s/ Kenneth H. James
         Attorney-in-fact


                                INDEX TO EXHIBITS



Exhibit No.                                  Description

      2         Stock Purchase Agreement, dated as of September 1, 1995 with Eagle
                Premium Finance Company, Inc.(1)
      3.1       Amended and Restated Articles of Incorporation of The Thaxton Group,
                Inc.(1)
      3.2       Bylaws of the Thaxton Group, Inc.(1)
      4.1       Certificate of Designation, Preferences and Rights of the Series A
                  Preferred Stock*
      4.2       Form of Certificate for Series A Preferred Stock*
      4.3       Certificate of Designation, Preferences, and Rights of the Series B
                  Preferred Stock*
      4.4       Form of Certificate for Series B Preferred Stock*
      5         Opinion of Moore & Van Allen, PLLC*
      8         Tax opinion of Moore & Van Allen, PLLC*
     10.2       Loan Agreement dated May 16, 1994 between the American Bankers Insurance
                Company of Florida and the Company(1)
     10.3       Security Agreement dated January 19, 1995 between the Company and Oakland
                Auto Sales, including Guaranty by Thaxton Insurance Group, Inc.(1)
     10.4       Form of Restricted Stock Award between the Company and Robert L Wilson(1)
     10.5       The Thaxton Group, Inc. 1995 Stock Incentive Plan(1)
     10.6       The Thaxton Group, Inc. Employee Stock Purchase Plan(1)
     10.8       Incentive Stock Option Agreement between  Kenneth H. James and the
                Company (2)
     10.11      Incentive Stock Option Agreement between James A. Cantley and the
                Company(2)
     10.12      Loan Agreement dated March 18, 1996 between the American Bankers
                Insurance Company of Florida and the Company(2)
     10.14      Aircraft Sales Agreement between Corporate Aircraft Marketing and The
                Company dated July 16, 1996(3)
     10.15      Share Exchange Agreement by and among The Thaxton Group, Inc., Thaxton
                Insurance Group, Inc., James D. Thaxton, William H. Thaxton and Calvin L.
                Thaxton, Jr.(4)
     10.16      Promissory note payable by the Company to Kramer-Wilson Insurance
                Services (5)
     10.17      Form of Share Exchange Agreement by and between the Company and Jack W.
                Robinson and affiliates*
     10.18      First Amended and Restated Loan and Security Agreement dated September 3, 1997 between Finova Capital Corporation and the Company*
     10.19      Schedule to First Amended and Restated Loan and Security Agreement*
     10.20      Fourth Amended and Restated Promissory Note*
     21         Subsidiaries of The Thaxton Group, Inc. (5)
     23.1       Consent of KPMG Peat Marwick, LLP*
     23.2       Consent of Moore & Van Allen, PLLC (included in the opinion filed as


                                      II-5




                Exhibit 5 to this Registration Statement)
     24         Power of Attorney (included on the Signature Page of this Registration
                Statement)
     99.1       Form of Depositary Agreement by and between the Company and First Union
                National Bank*
     99.2       Form of Letter of Transmittal*



* Previously filed.

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, Commission File No. 33-97130-A.
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.
(3) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.
(4) Incorporated by reference the Company's Current Report on Form 8-K dated October 31, 1996.
(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.


                                       II-6